Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of The Interpublic Group of Companies, Inc.

In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Operations, of cash Flows and of Stockholders’ Equity and Comprehensive Income (Loss) present fairly, in all material respects, the financial position of The Interpublic Group of Companies, Inc. and its subsidiaries (the “Company”) at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9a of the Company’s Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests as of January 1, 2009.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in accounting for noncontrolling interests (Note 1), as to which the date is June 8, 2009.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Years ended December 31,
	2008	2007	2006
REVENUE	$6,962.7	$6,554.2	$6,190.8

OPERATING EXPENSES:
Salaries and related expenses	4,342.6	4,139.2	3,944.1
Office and general expenses	2,013.3	2,044.8	2,079.0
Restructuring and other reorganization-related charges	17.1	25.9	34.5
Long-lived asset impairment and other charges	—	—	27.2

Total operating expenses	6,373.0	6,209.9	6,084.8

OPERATING INCOME	589.7	344.3	106.0

EXPENSES AND OTHER INCOME:
Interest expense	(211.9)	(236.7)	(218.7)
Interest income	90.6	119.6	113.3
Other income (expense)	3.1	8.5	(5.6)

Total (expenses) and other income	(118.2)	(108.6)	(111.0)

Income (loss) from continuing operations before income taxes	471.5	235.7	(5.0)
Provision for income taxes	156.6	58.9	18.7

Income (loss) from continuing operations of consolidated companies	314.9	176.8	(23.7)
Equity in net income of unconsolidated affiliates, net of tax	3.1	7.5	7.0

Income (loss) from continuing operations	318.0	184.3	(16.7)
Income from discontinued operations, net of tax	—	—	5.0

NET INCOME (LOSS)	318.0	184.3	(11.7)
Net loss attributable to noncontrolling interests	(23.0)	(16.7)	(20.0)

NET INCOME (LOSS) ATTRIBUTABLE TO IPG	295.0	167.6	(31.7)
Dividends on preferred stock	27.6	27.6	47.6
Allocation to participating securities	2.2	8.7	—

NET INCOME (LOSS) AVAILABLE TO IPG COMMON STOCKHOLDERS	$265.2	$131.3	$(79.3)

Earnings (loss) per share available to IPG common stockholders –
Basic:
Continuing operations	$0.57	$0.29	$(0.20)
Discontinued operations	—	—	0.01

Total	$0.57	$0.29	$(0.19)

Diluted:
Continuing operations	$0.52	$0.26	$(0.20)
Discontinued operations	—	—	0.01

Total	$0.52	$0.26	$(0.19)

Weighted-average number of common shares outstanding –
Basic	461.5	457.7	428.1
Diluted	518.3	503.1	428.1

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, except Par Value Amounts)

	December 31,
	2008	2007
ASSETS:
Cash and cash equivalents	$2,107.2	$2,014.9
Marketable securities	167.7	22.5
Accounts receivable, net of allowance of $63.9 and $61.8	3,746.5	4,132.7
Expenditures billable to clients	1,099.5	1,210.6
Other current assets	366.7	305.1

Total current assets	7,487.6	7,685.8
Furniture, equipment and leasehold improvements, net	561.5	620.0
Deferred income taxes	416.8	479.9
Goodwill	3,220.9	3,231.6
Other assets	438.4	440.8

TOTAL ASSETS	$12,125.2	$12,458.1

LIABILITIES:
Accounts payable	$4,022.6	$4,124.3
Accrued liabilities	2,521.6	2,691.2
Short-term debt	332.8	305.1

Total current liabilities	6,877.0	7,120.6
Long-term debt	1,786.9	2,044.1
Deferred compensation and employee benefits	549.8	553.5
Other non-current liabilities	378.9	363.6

TOTAL LIABILITIES	9,592.6	10,081.8

Commitments and contingencies (Note 16)

Redeemable noncontrolling interests (Note 16)	288.4	101.2

STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, shares authorized: 20.0
Series B shares issued and outstanding: 0.5	525.0	525.0

Common stock, $0.10 par value, shares authorized: 800.0 shares issued: 2008 – 477.1; 2007 – 471.7 shares outstanding: 2008 – 476.6; 2007 – 471.2	46.4	45.9
Additional paid-in capital	2,413.5	2,541.2
Accumulated deficit	(446.1)	(741.1)
Accumulated other comprehensive loss, net of tax	(318.5)	(118.6)

	2,220.3	2,252.4
Less: Treasury stock, at cost: 0.4 shares	(14.0)	(14.0)

Total IPG stockholders’ equity	2,206.3	2,238.4
Noncontrolling interests	37.9	36.7

TOTAL STOCKHOLDERS’ EQUITY	2,244.2	2,275.1

TOTAL LIABILITIES AND EQUITY	$12,125.2	$12,458.1

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

	Years ended December 31,
	2008	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$318.0	$184.3	$(11.7)
Income from discontinued operations, net of tax	—	—	(5.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of fixed assets and intangible assets	173.3	177.2	173.6
Provision for (recovery of) bad debt	17.0	(3.6)	1.2
Amortization of restricted stock and other non-cash compensation	80.1	79.7	55.1
Amortization of bond discounts and deferred financing costs	28.7	30.8	31.8
Deferred income tax provision (benefit)	51.9	(22.4)	(57.9)
Long-lived asset impairment and other charges	—	—	27.2
Loss on early extinguishment of debt	—	12.5	80.8
Losses (gains) on sales of businesses and investments	3.1	9.4	(44.2)
Other	25.9	15.8	6.8
Change in assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	283.9	43.5	235.4
Expenditures billable to clients	69.7	(124.5)	(87.7)
Prepaid expenses and other current assets	(19.2)	9.7	(6.9)
Accounts payable	6.8	(221.5)	(370.0)
Accrued liabilities	(147.7)	121.8	(21.4)
Other non-current assets and liabilities	(26.2)	(14.6)	(3.1)
Net change in assets and liabilities related to discontinued operations	—	—	5.0

Net cash provided by operating activities	865.3	298.1	9.0

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, including deferred payments, net of cash acquired	(106.0)	(151.4)	(15.1)
Capital expenditures	(138.4)	(147.6)	(127.8)
Sales and maturities of short-term marketable securities	5.6	702.7	951.8
Purchases of short-term marketable securities	(159.9)	(720.8)	(839.1)
Proceeds from sales of businesses and investments, net of cash sold	27.9	69.6	76.4
Purchases of investments	(35.6)	(25.0)	(36.4)
Other investing activities	2.1	4.7	1.8

Net cash (used in) provided by investing activities	(404.3)	(267.8)	11.6

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in short-term bank borrowings	(23.7)	10.0	34.3
Repayment of 4.50% Convertible Senior Notes	(190.8)	—	—
Net payments of long-term debt	(11.0)	(4.2)	(3.4)
Issuance costs and consent fees	(11.3)	(3.5)	(50.6)
Call spread transactions in connection with ELF Financing	—	—	(29.2)
Distributions to noncontrolling interests	(14.6)	(18.1)	(24.4)
Preferred stock dividends	(27.6)	(27.6)	(47.0)
Other financing activities	3.2	6.1	(9.4)

Net cash used in financing activities	(275.8)	(37.3)	(129.7)

Effect of exchange rate changes on cash and cash equivalents	(92.9)	66.2	(11.1)

Net increase (decrease) in cash and cash equivalents	92.3	59.2	(120.2)
Cash and cash equivalents at beginning of year	2,014.9	1,955.7	2,075.9

Cash and cash equivalents at end of period	$2,107.2	$2,014.9	$1,955.7

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$183.2	$205.9	$186.9
Cash paid for income taxes, net of $12.9, $31.1 and $41.4 of refunds in 2008, 2007 and 2006 respectively	$104.4	$88.3	$111.0

The accompanying notes are an integral part of these financial statements.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)

(Amounts in Millions, Except Per Share Amounts)

			Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Unamortized Deferred Compensation	Total IPG Shareholders Equity	NCI	Total Shareholders Equity
	Common Stock
	Shares	Amount
Balance at December 31, 2005	430.3	$43.0	$898.7	$2,224.1	$(841.1)	$(276.0)	$(14.0)	$(89.4)	$1,945.3	$49.3	$1,994.6
Effect of adoption of EITF D-98 (see Note 16)				(50.4)					(50.4)	(10.7)	(61.1)

Balance at December 31, 2005, as adjusted	430.3	$43.0	$898.7	$2,173.7	$(841.1)	$(276.0)	$(14.0)	$(89.4)	$1,894.9	$38.6	$1,933.5

Comprehensive income:
Net (loss) income					(31.7)				$(31.7)	$20.0	$(11.7)
Foreign currency translation adjustment, net of tax						(23.3)			(23.3)	1.5	(21.8)
Changes in market value of securities available-for-sale, net of tax of ($2.7)						(9.0)			(9.0)		(9.0)
Recognition of previously unrealized gain on securities available-for-sale, net of tax						(8.8)			(8.8)		(8.8)
Adjustment for minimum pension liability, net of tax of $1.7						39.7			39.7		39.7
Reclassification of investment gain to net earnings						17.0			17.0		17.0

Comprehensive income									$(16.1)	$21.5	$5.4

Reclassifications to redeemable noncontrolling interests										2.3	2.3
Distributions to noncontrolling interests										(24.4)	(24.4)
Change in redemption value of redeemable noncontrolling interests				0.3					0.3		0.3
Preferred stock dividends				(47.6)					(47.6)		(47.6)
Stock-based compensation				60.0					60.0		60.0
Call spread transactions in connection with ELF Financing				(29.2)					(29.2)		(29.2)
Warrants issued to investors				63.4					63.4		63.4
Issuance of shares for acquisitions and investments				11.3					11.3		11.3
Cumulative effect of the adoption of SAB No. 108				23.3	(26.4)				(3.1)		(3.1)
Adoption of SFAS No. 158						(42.6)			(42.6)		(42.6)
Reclassification upon adoption of SFAS No. 123R		(1.0)		(88.4)				89.4	—		—
Restricted stock, net of forfeitures	4.3
Series A conversion to common stock	27.7	2.8	(373.7)	370.9					—		—
Other	6.7	0.8		(1.6)					(0.8)	0.1	(0.7)

Balance at December 31, 2006	469.0	$45.6	$525.0	$2,536.1	$(899.2)	$(303.0)	$(14.0)	$—	$1,890.5	$38.1	$1,928.6

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) – cont.

(Amounts in Millions, Except Per Share Amounts)

	Common Stock		Preferred Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total IPG Shareholders Equity	NCI	Total Shareholders Equity
	Shares	Amount
Balance at December 31, 2006	469.0	$45.6	$525.0	$2,536.1	$(899.2)	$(303.0)	$(14.0)	$1,890.5	$38.1	$1,928.6
Comprehensive income:
Net income					167.6			$167.6	$16.7	$184.3
Foreign currency translation adjustment, net of tax						142.1		142.1	2.7	144.8
Changes in market value of securities avaiable-for-sale, net of tax of ($1.2)						(5.2)		(5.2)		(5.2)
Recognition of previously unrealized loss on securities available-for-sale, net of tax						1.0		1.0		1.0
Unrecognized losses, transition obligation and prior service cost, net of tax of ($9.8)						46.5		46.5		46.5

Comprehensive income								$352.0	$19.4	$371.4

Reclassifications to redeemable noncontrolling interests									1.0	1.0
Purchases of noncontrolling interests									(2.8)	(2.8)
Distributions to noncontrolling interests									(18.1)	(18.1)
Change in redemption value of redeemable noncontrolling interests				(43.7)				(43.7)		(43.7)
Preferred stock dividends				(27.6)				(27.6)		(27.6)
Stock-based compensation				81.8				81.8		81.8
Issuance of shares for acquisitions and investments				0.4				0.4		0.4
Cumulative effect of the adoption of FIN No. 48					(9.5)			(9.5)		(9.5)
Restricted stock, net of forfeitures	3.1
Other	(0.4)	0.3		(5.8)				(5.5)	(0.9)	(6.4)

Balance at December 31, 2007	471.7	$45.9	$525.0	$2,541.2	$(741.1)	$(118.6)	$(14.0)	$2,238.4	$36.7	$2,275.1

Comprehensive income:
Net income					295.0			$295.0	$23.0	$318.0
Foreign currency translation adjustment, net of tax						(161.2)		(161.2)	(3.1)	(164.3)
Changes in market value of securities avaiable-for-sale, net of tax of $1.4						(5.7)		(5.7)		(5.7)
Recognition of previously unrealized loss on securities available-for-sale, net of tax						3.0		3.0		3.0
Unrecognized gains, transition obligation and prior service cost, net of tax of $10.1						(36.0)		(36.0)		(36.0)

Comprehensive income								$95.1	$19.9	$115.0

Reclassifications to redeemable noncontrolling interests									(11.7)	(11.7)
Purchases of noncontrolling interests									7.7	7.7
Distributions to noncontrolling interests									(14.6)	(14.6)
Change in redemption value of redeemable noncontrolling interests				(175.5)				(175.5)		(175.5)
Preferred stock dividends				(27.6)				(27.6)		(27.6)
Stock-based compensation				82.1				82.1		82.1
Issuance of shares for acquisitions and investments				0.9				0.9		0.9
Restricted stock, net of forfeitures	6.0
Other	(0.6)	0.5		(7.6)				(7.1)	(0.1)	(7.2)

Balance at December 31, 2008	477.1	$46.4	$525.0	$2,413.5	$(446.1)	$(318.5)	$(14.0)	$2,206.3	$37.9	$2,244.2

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

(Amounts in Millions, Except Per Share Amounts)

Note 1:  Summary of Significant Accounting Policies

Business Description

The Interpublic Group of Companies, Inc. and subsidiaries (the “Company”, “Interpublic”, “we”, “us” or “our”) is one of the world’s premier advertising and marketing services companies. Our agency brands deliver custom marketing solutions to many of the world’s largest marketers. Our companies cover the spectrum of marketing disciplines and specialties, from consumer advertising and direct marketing to mobile and search engine marketing and develop marketing programs that build brands, influence consumer behavior and sell products.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its consolidated subsidiaries, most of which are wholly owned. Investments in companies over which we do not have control, but the ability to exercise significant influence, are accounted for using the equity method of accounting. Investments in companies over which we have neither control nor the ability to exercise significant influence are accounted for under the cost method. All intercompany accounts and transactions have been eliminated in consolidation.

In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R), Consolidation of Variable Interest Entities (revised December 2003), an Interpretation of ARB No. 51, along with certain revisions, we have consolidated certain entities meeting the definition of variable interest entities. The inclusion of these entities does not have a material impact on our Consolidated Financial Statements.

Reclassifications and Adoptions

Certain reclassifications have been made to the prior period financial statements to conform to the current year presentation. In addition, we have made adjustments as a result of the adoption of two recent accounting standards, SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”) and EITF Topic No. D-98, Classification and Measurement of Redeemable Securities (“EITF D-98”) and all periods and amounts presented in these consolidated financial statements and notes herein have been adjusted in accordance with these pronouncements. See Notes 16 and 17 for further discussion. As a result of the adoption of SFAS 160, we have reclassified $57.0, $44.1 and $46.5 of minority interest liability as of December 31, 2008, 2007 and 2006, respectively, from other non-current liabilities to noncontrolling interests within equity or redeemable noncontrolling interests. We have also modified the format of the Consolidated Statements of Operations to conform to the disclosure requirements of the standard. In addition to the reclassification noted above, as a result of the adoption of EITF D-98, we have recorded $288.4 and $101.2 as redeemable noncontrolling interests as of December 31, 2008 and 2007, respectively, of which $269.3 and $93.8, respectively, relate to the estimated redemption value of these interests and the remainder relates to associated noncontrolling interest balances. Redeemable noncontrolling interests have been recorded through an adjustment to additional paid-in capital.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the reporting date and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to, allowance for doubtful accounts, asset impairments, depreciable lives of assets, useful lives of intangible assets, income tax valuation allowances, uncertain tax positions, net pension and postretirement benefit costs and obligations, and fair value of stock-based compensation. Actual results could differ from those estimates.

Revenue Recognition

Our revenues are primarily derived from the planning and execution of advertising, marketing and communications programs in various media around the world. Our revenue is directly dependent upon the advertising, marketing and corporate communications requirements of our clients. Our revenue tends to be higher in the second half of the calendar year as a result of the holiday season and lower in the first half as a result of the post-holiday slow-down in client activity.

Most of our client contracts are individually negotiated and accordingly, the terms of client engagements and the bases on which we earn commissions and fees vary significantly. Our client contracts are complex arrangements that may include provisions for

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

incentive compensation and vendor rebates and credits. Our largest clients are multinational entities and, as such, we often provide services to these clients out of multiple offices and across many of our agencies. In arranging for such services, it is possible that we will enter into global, regional and local agreements. Multiple agreements of this nature are reviewed by legal counsel to determine the governing terms to be followed by the offices and agencies involved.

Revenue for our services is recognized when all of the following criteria are satisfied: (i) persuasive evidence of an arrangement exists; (ii) the price is fixed or determinable; (iii) collectibility is reasonably assured; and (iv) services have been performed. Depending on the terms of a client contract, fees for services performed can be recognized in three principal ways: proportional performance, straight-line (or monthly basis) or completed contract.

•

Fees are generally recognized as earned based on the proportional performance method of revenue recognition in situations where our fee is reconcilable to the actual hours incurred to service the client as detailed in a contractual staffing plan, where the fee is earned on a per hour basis, or where actual hours incurred are provided to the client on a periodic basis (whether or not the fee is reconcilable), with the amount of revenue recognized in these situations limited to the amount realizable under the client contract. We believe an input based measure (the ‘hour’) is appropriate in situations where the client arrangement essentially functions as a time and out-of-pocket expense contract and the client receives the benefit of the services provided throughout the contract term.

•	Fees are recognized on a straight-line or monthly basis when service is provided essentially on a pro rata basis and the terms of the contract support monthly basis accounting.

•

Certain fees (such as for major marketing events) are deferred until contract completion as the final act is so significant in relation to the service transaction taken as a whole. Fees are also recognized on a milestone basis if the terms of the contract call for the delivery of discrete projects, or on the completed contract basis if any of the criteria of Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, were not satisfied prior to job completion or if the terms of the contract do not otherwise qualify for proportional performance or monthly basis recognition.

Depending on the terms of the client contract, revenue is derived from diverse arrangements involving fees for services performed, commissions, performance incentive provisions and combinations of the three. Commissions are generally earned on the date of the broadcast or publication. Contractual arrangements with clients may also include performance incentive provisions designed to link a portion of our revenue to our performance relative to both qualitative and quantitative goals. Performance incentives are recognized as revenue for quantitative targets when the target has been achieved and for qualitative targets when confirmation of the incentive is received from the client. Incremental direct costs incurred related to contracts where revenue is accounted for on a completed contract basis are generally expensed as incurred. There are certain exceptions made for significant contracts or for certain agencies where the majority of the contracts are project-based and systems are in place to properly capture appropriate direct costs.

Substantially all of our revenue is recorded as the net amount of our gross billings less pass-through expenses charged to a client. In most cases, the amount that is billed to clients significantly exceeds the amount of revenue that is earned and reflected in our financial statements, because of various pass-through expenses such as production and media costs. In compliance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, we assess whether our agency or the third-party supplier is the primary obligor. We evaluate the terms of our client agreements as part of this assessment. In addition, we give appropriate consideration to other key indicators such as latitude in establishing price, discretion in supplier selection and credit risk to the vendor. Because we operate broadly as an advertising agency, based on our primary lines of business and given the industry practice to generally record revenue on a net versus gross basis, we believe that there must be strong evidence in place to overcome the presumption of net revenue accounting. Accordingly, we generally record revenue net of pass-through charges as we believe the key indicators of the business suggest we generally act as an agent on behalf of our clients in our primary lines of business. In those businesses (primarily sales promotion, event, sports and entertainment marketing) where the key indicators suggest we act as a principal, we record the gross amount billed to the client as revenue and the related costs incurred as office and general expenses. Revenue is reported net of taxes assessed by governmental authorities that are directly imposed on our revenue-producing transactions.

As we provide services as part of our core operations, we generally incur incidental expenses, which, in practice, are commonly referred to as “out-of-pocket” expenses. These expenses often include expenses related to airfare, mileage, hotel stays, out of town meals and telecommunication charges. In accordance with EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred, we record the reimbursements received for incidental expenses as revenue with a corresponding offset to office and general expense.

We receive credits from our vendors and media outlets for transactions entered into on behalf of our clients that, based on the terms of our contracts and local law, are either remitted to our clients or retained by us. If amounts are to be passed through to clients

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

they are recorded as liabilities until settlement or, if retained by us, are recorded as revenue when earned. Negotiations with a client at the close of a current engagement could result in either payments to the client in excess of the contractual liability or in payments less than the contractual liability. These items, referred to as concessions, relate directly to the operations of the period and are recorded as operating expense or income. Concession income or expense may also be realized in connection with settling vendor discount or credit liabilities that were established as part of the restatement we presented in our Annual Report on Form 10-K for the year ended December 31, 2004 that we filed in September 2005 (the “2004 Restatement”). In these situations, and given the historical nature of these liabilities, we have recorded such items as other income or expense in order to prevent distortion of current operating results. We release certain of these credit liabilities when the statute of limitations has lapsed, unless the liabilities are associated with customers with whom we are in the process of settling such liabilities. These amounts are reported in other income (expense).

Cash Equivalents

Cash equivalents are highly liquid investments, including certificates of deposit, government securities, commercial paper and time deposits with original maturities of three months or less at the time of purchase and are stated at estimated fair value, which approximates cost. Cash is maintained at high credit quality financial institutions.

As of December 31, 2008 and 2007, we held restricted cash of $50.9 and $45.8, respectively, included in other current assets. Restricted cash primarily represents cash equivalents that are maintained on behalf of our clients and are legally restricted for a specified business purpose.

Short-Term Marketable Securities

We classify short-term marketable debt and equity securities as available-for-sale, which are carried at fair value with the corresponding unrealized gains and losses reported as a separate component of other comprehensive income (loss), which is a component of stockholders’ equity. The cost of securities sold is determined based upon the average cost of the securities sold.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is estimated based on the aging of accounts receivable, reviews of client credit reports, industry trends and economic indicators, as well as analysis of recent payment history for specific customers. The estimate is based largely on a formula-driven calculation but is supplemented with economic indicators and knowledge of potential write-offs of specific client accounts.

Expenditures Billable to Clients

Expenditures billable to clients are primarily comprised of production and media costs that have been incurred but have not yet been billed to clients, as well as fees that have been earned which have not yet been billed to clients. Unbilled amounts are presented in expenditures billable to clients regardless of whether they relate to our fees or production and media costs. A provision is made for unrecoverable costs as deemed appropriate.

Investments

Publicly traded investments in companies over which we do not exert a significant influence are classified as available-for-sale and reported at fair value with net unrealized gains and losses reported as a component of other comprehensive income (loss). Non-publicly traded investments and all other publicly traded investments are accounted for on the equity basis or cost basis, including investments to fund certain deferred compensation and retirement obligations. We regularly review our equity and cost method investments to determine whether a significant event or change in circumstances has occurred that may have an adverse effect on the fair value of each investment. In the event a decline in fair value of an investment occurs, we determine if the decline has been other-than-temporary. We consider our investments strategic and long-term in nature, so we determine if the fair value decline is recoverable within a reasonable period. For investments accounted for using the equity basis or cost basis, we evaluate fair value based on specific information (valuation methodologies, estimates of appraisals, financial statements, etc.) in addition to quoted market price, if available. We consider all known quantitative and qualitative factors in determining if an other-than-temporary decline in value of an investment has occurred.

Dividends received from our investments in unconsolidated affiliated companies were $5.4, $3.1 and $4.4 in 2008, 2007 and 2006, respectively, and reduced the carrying values of the related investments.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Furniture, Equipment and Leasehold Improvements

Furniture, equipment and leasehold improvements are stated at cost, net of accumulated depreciation. Furniture and equipment are depreciated generally using the straight-line method over the estimated useful lives of the related assets, which range from 3 to 7 years for furniture, equipment and computer software costs, 10 to 35 years for buildings and the shorter of the useful life or the remaining lease term for leasehold improvements. The total depreciation and amortization expense for the years ended December 31, 2008, 2007 and 2006 was $158.9, $168.7 and $167.4, respectively.

Goodwill and Other Intangible Assets

We account for our business combinations using the purchase accounting method. The total costs of the acquisitions are allocated to the underlying net assets, based on their respective estimated fair values and the remainder allocated to goodwill and other intangible assets. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and involves the use of significant estimates, including future cash inflows and outflows, discount rates, asset lives and market multiples. Considering the characteristics of advertising, specialized marketing and communication services companies, our acquisitions usually do not have significant amounts of tangible assets as the principal asset we typically acquire is creative talent. As a result, a substantial portion of the purchase price is allocated to goodwill and other intangible assets.

We review goodwill and other intangible assets with indefinite lives not subject to amortization as of October 1st each year or whenever events or significant changes in circumstances indicate that the carrying value may not be recoverable. We evaluate the recoverability of goodwill at a reporting unit level. We have 16 reporting units subject to the 2008 annual impairment testing that are either entities at the operating segment level or one level below the operating segment level.

We review intangible assets with definite lives subject to amortization whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. Intangible assets with definite lives subject to amortization are amortized on a straight-line basis with estimated useful lives generally between 7 and 15 years. Events or circumstances that might require impairment testing include the loss of a significant client, the identification of other impaired assets within a reporting unit, loss of key personnel, the disposition of a significant portion of a reporting unit, significant decline in stock price or a significant adverse change in business climate or regulations.

SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), specifies a two-step process for goodwill impairment testing and measuring the magnitude of any impairment. The first step of the impairment test is a comparison of the fair value of a reporting unit to its carrying value, including goodwill. The sum of the fair values of all our reporting units is reconciled to our current market capitalization plus an estimated control premium. Goodwill allocated to a reporting unit whose fair value is equal to or greater than its carrying value is not impaired, and no further testing is required. Should the carrying amount for a reporting unit exceed its fair value, then the first step of the impairment test is failed and the magnitude of any goodwill impairment is determined under the second step, which is a comparison of the implied fair value of a reporting unit’s goodwill to its carrying value. Goodwill of a reporting unit is impaired when its carrying value exceeds its implied fair value. Impaired goodwill is written down to its implied fair value with a charge to expense in the period the impairment is identified.

The fair value of a reporting unit for 2008 is estimated using the income approach, which incorporates the use of the discounted cash flow method. In prior years, we have used a combination of the income approach and the market approach, which incorporates the use of earnings and revenue multiples based on market data. However, due to the deterioration and extreme volatility of the credit markets in the latter part of 2008, we determined the market approach was not appropriate. Therefore, we used only the income approach to determine the fair value of our reporting units in 2008.

Foreign Currencies

As the functional currency of our foreign operations is generally the local currency our foreign operations are translated into U.S. Dollars at the exchange rates in effect at the balance sheet date for assets and liabilities and average exchange rates during the period presented for revenues and expenses. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Currency transaction gains or losses arising from transactions in currencies other than the functional currency are included in office and general expenses.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Income Taxes

The provision for income taxes includes federal, state, local and foreign taxes. Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences of temporary differences between the financial statement carrying amounts and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized.

Earnings (Loss) Per Share

In periods when we generate income, we calculate basic earnings per share available to IPG common stockholders (“EPS”) using the two-class method, pursuant to EITF Issue No. 03-6, Participating Securities and the Two-Class Method under SFAS Statement No. 128 (“EITF 03-6”). The two-class method is required as our 4.50% Convertible Senior Notes qualify as participating securities, having the right to receive dividends or dividend equivalents should dividends be declared on common stock. Under this method, earnings for the period (after deduction for contractual preferred stock dividends) are allocated on a pro-rata basis to the common stockholders and to the holders of participating securities based on their right to receive dividends. We do not use the two-class method in periods when we generate a loss as the holders of the 4.50% Convertible Notes do not participate in losses.

The two-class method could also be required for our redeemable noncontrolling interests, which have been reflected as “mezzanine equity” in the Consolidated Balance Sheets as a result of our adoption of EITF D-98. In subsequent reporting periods, redeemable noncontrolling interests will continue to be reported at their estimated redemption value, but not less than their initial fair value. Any adjustment to the redemption value will also impact additional paid-in capital, but will not impact net income (loss). To the extent that the redemption value increases and exceeds the then current fair value of a redeemable noncontrolling interest, net income (loss) available to IPG common stockholders (used to calculate earnings (loss) per share) could be reduced by that increase, subject to certain limitations. The partial or full recovery of these reductions to net income (loss) available to IPG common stockholders (used to calculate earnings (loss) per share) is limited to cumulative prior period reductions.

Diluted earnings (loss) per share reflect the potential dilution that would occur if certain potentially dilutive securities or debt obligations were exercised or converted into common stock. The potential issuance of common stock is assumed to occur at the beginning of the year (or at the time of issuance of the potentially dilutive instrument, if later), and the incremental shares are included using the treasury stock or “if-converted” method. The proceeds utilized in applying the treasury stock method consist of the amount, if any, to be paid upon exercise and, as it relates to stock-based compensation, the amount of compensation cost attributed to future service not yet recognized and any tax benefits credited to additional paid-in-capital related to the exercise. These proceeds are then assumed to be used by us to purchase common stock at the average market price of our stock during the period. The incremental shares (difference between the shares assumed to be issued and the shares assumed to be purchased), to the extent they would have been dilutive, are included in the denominator of the diluted EPS calculation.

Pension and Postretirement Benefits

We have pension and postretirement benefit plans covering certain domestic and international employees. We use various actuarial methods and assumptions in determining our pension and postretirement benefit costs and obligations, including the discount rate used to determine the present value of future benefits, expected long-term rate of return on plan assets and healthcare cost trend rates. SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS 158”) requires, among other things, balance sheet recognition of the overfunded or underfunded status of pension and postretirement benefit plans.

Stock-Based Compensation

We account for stock-based compensation in accordance with SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value. Under SFAS 123R, the compensation expense recognized beginning January 1, 2006 includes compensation expense for (i) all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and (ii) all stock-based payments granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Stock-based compensation expense is generally recognized ratably over the requisite service period, net of estimated forfeitures.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Note 2:  Restructuring and Other Reorganization-Related Charges

The components of restructuring and other reorganization-related charges consist of the following:

	Years ended December 31,
	2008	2007	2006
Restructuring charges:
Lease termination and other exit costs	$5.2	$(0.4)	$1.5
Severance and termination costs	0.6	13.8	—

	5.8	13.4	1.5
Other reorganization-related charges	11.3	12.5	33.0

Total	$17.1	$25.9	$34.5

Restructuring Charges

Restructuring charges relate to the 2003 and 2001 restructuring programs and a restructuring program entered into at Lowe Worldwide (“Lowe”) during the third quarter of 2007. Included in these net charges are adjustments primarily resulting from severance and termination costs and accelerated leasehold amortization for the 2007 program at Lowe and changes in management’s estimates relating to sublease rental income assumptions and prior severance and termination related actions.

The 2007 program was initiated to realign resources with our strategic business objectives within Lowe as a result of changes in the business environment. The 2003 program was initiated in response to softness in demand for advertising and marketing services. The 2001 program was initiated following the acquisition of True North Communications Inc. and was designed to integrate the acquisition and improve productivity. Since their inception, total net charges for the 2007, 2003 and 2001 programs were $23.4, $222.2 and $640.3, respectively. Substantially all activities under the 2007, 2003 and 2001 programs have been completed.

Net restructuring charges for the year ended December 31, 2008 was comprised of net charges of $4.2 at Integrated Agency Networks (“IAN”) and $1.6 at Constituency Management Group (“CMG”). Net restructuring charges for the year ended December 31, 2007 was comprised of net charges of $14.5 at IAN, partially offset by net reversals of $1.1 at CMG. For the year ended December 31, 2006 net restructuring charges consisted of net charges of $1.5 at CMG.

A summary of the remaining liability for the 2007, 2003 and 2001 restructuring programs is as follows:

	2007 Program	2003 Program	2001 Program	Total
Liability at December 31, 2006	$—	$12.6	$19.2	$31.8
Net charges (reversals) and adjustments	19.1	(0.5)	(5.2)	13.4
Payments and other[1]	(7.2)	(3.1)	(5.3)	(15.6)

Liability at December 31, 2007	$11.9	$9.0	$8.7	$29.6

Net charges and adjustments	4.3	0.8	0.7	5.8
Payments and other[1]	(15.0)	(4.1)	(3.5)	(22.6)

Liability at December 31, 2008	$1.2	$5.7	$5.9	$12.8

1	Includes amounts representing adjustments to the liability for changes in foreign currency exchange rates.

Other Reorganization-Related Charges

Other reorganization-related charges relate to our realignment of our media businesses into a newly created management entity called Mediabrands and the 2006 merger of Draft Worldwide and Foote, Cone and Belding Worldwide to create Draftfcb. Charges related to severance and terminations costs and lease termination and other exit costs. We expect charges associated with Mediabrands to be completed during the first half of 2009. Charges related to the creation of Draftfcb in 2006 are complete. The charges were separated from the rest of our operating expenses within the Consolidated Statements of Operations because they did not result from charges that occurred in the normal course of business.

Note 3:  Earnings (Loss) Per Share

Earnings (loss) per basic common share available to IPG common stockholders equals net income (loss) available to IPG common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

available to IPG common stockholders equals net income (loss) available to IPG common stockholders adjusted to exclude, if dilutive, preferred stock dividends, allocation to participating securities and interest expense related to potentially dilutive securities calculated using the effective interest rate, divided by the weighted average number of common shares outstanding, plus any additional common shares that would have been outstanding if potentially dilutive shares had been issued. The following sets forth basic and diluted earnings (loss) per common share available to IPG common stockholders:

	Years ended December 31,
	2008	2007	2006
Net income (loss) from continuing operations attributable to IPG	$295.0	$167.6	$(36.7)
Less: Preferred stock dividends	27.6	27.6	47.6
Allocation to participating securities[1]	2.2	8.7	—

Income (loss) from continuing operations available to IPG common stockholders – basic	265.2	131.3	(84.3)
Add: Effect of dilutive securities
Interest on 4.25% Convertible Senior Notes	1.4	1.4	—
Interest on 4.75% Convertible Senior Notes	4.0	0.5	—

Income (loss) from continuing operations available to IPG common stockholders – diluted	$270.6	$133.2	$(84.3)

Income from discontinued operations available to IPG common stockholders, net of tax	—	—	5.0

Net income (loss) available to IPG common stockholders – basic	$265.2	$131.3	$(79.3)
Net income (loss) available to IPG common stockholders – diluted	$270.6	$133.2	$(79.3)

Weighted-average number of common shares outstanding – basic	461.5	457.7	428.1
Effect of dilutive securities:
Restricted stock and stock options	8.5	7.7	—
ELF Warrants – Capped (See Note 9)	—	3.5	—
4.25% Convertible Senior Notes	32.2	32.2	—
4.75% Convertible Senior Notes	16.1	2.0	—

Weighted-average number of common shares outstanding – diluted	518.3	503.1	428.1

Earnings (loss) per share available to IPG common stockholders from continuing operations	$0.57	$0.29	$(0.20)
Earnings per share available to IPG common stockholders from discontinued operations	—	—	0.01

Earnings (loss) per share available to IPG common stockholders – basic	$0.57	$0.29	$(0.19)

Earnings (loss) per share available to IPG common stockholders from continuing operations	$0.52	$0.26	$(0.20)
Earnings per share available to IPG common stockholders from discontinued operations	—	—	0.01

Earnings (loss) per share available to IPG common stockholders – diluted	$0.52	$0.26	$(0.19)

1	Pursuant to EITF 03-6, net income available to IPG common stockholders for purposes of calculating basic earnings per share is adjusted based on an earnings allocation formula that attributes earnings to participating securities and common stock according to dividends declared and participation rights in undistributed earnings. Our 4.50% Convertible Senior Notes are considered participating securities and for 2006 these securities have no impact on our net loss available to IPG common stockholders since these securities do not participate in our losses.

Basic and diluted shares outstanding and loss per share are equal for the year ended December 31, 2006 because our potentially dilutive securities are antidilutive as a result of the net loss to common stockholders.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

The following table presents the potential shares excluded from diluted earnings (loss) per share because the effect of including these potential shares would be antidilutive:

	Years ended December 31,
	2008	2007	2006
Stock Options and Non-vested Restricted Stock Awards	—	—	5.5
4.25% Convertible Senior Notes	—	—	4.1
4.50% Convertible Senior Notes	3.9	30.2	60.3
Series A Mandatory Convertible Preferred Stock	—	—	26.5
Series B Cumulative Convertible Perpetual Preferred Stock	38.4	38.4	38.4

Total	42.3	68.6	134.8

Securities excluded from the diluted earnings (loss) per share calculation because the exercise price was greater than the average market price:
Stock Options[1]	24.7	22.4	26.3
Warrants[2]	67.9	38.8	37.4

1	These options are outstanding at the end of the respective year. In any period in which the exercise price is less than the average market price, these options have the potential to be dilutive and application of the treasury stock method would reduce this amount.
2	The potential dilutive impact of the warrants is based upon the difference between the market price of one share of our common stock and the stated exercise prices of the warrants. See Note 9 for further discussion.

Note 4:  Acquisitions and Dispositions

Acquisitions

We continue to evaluate strategic opportunities to grow and to increase our ownership interests in current investments, particularly in our digital and marketing services offerings and to expand our presence in high-growth markets. The majority of our acquisitions include an initial payment at the time of closing and provide for additional contingent purchase price payments over a specified time. The contingent purchase price payments are recorded in the financial statements as an increase to goodwill and other intangible assets once the terms and conditions of the contingent acquisition obligations have been met and the consideration is determinable and distributable, or expensed as compensation in our Consolidated Statements of Operations based on the acquisition agreement and the terms and conditions of employment for the former owners of the acquired businesses. See Note 16 for further discussion.

During 2008, we completed ten acquisitions, of which the most significant were: a) the remaining interests in an entertainment-marketing agency in North America in which we previously held a 40% interest, b) a digital advertising and communications agency in the United Kingdom, c) a marketing services agency in France, d) a 51% interest in a digital marketing agency in North America, and e) an additional 31.1% interest in a full-service advertising agency in the Middle East which increases our total interest in that agency to 51%. Total cash paid for our 2008 acquisitions was $107.2, and we have accrued an additional $51.7 for known deferred payments, primarily related to our acquisition in the Middle East. Of our 2008 acquisitions, nine are included in the IAN operating segment and one is included in the CMG operating segment.

For companies acquired during 2008, we made estimates of the fair values of the assets and liabilities for consolidation. The purchase price in excess of the estimated fair value of the tangible net assets acquired was allocated to goodwill and identifiable intangible assets. Considering the characteristics of advertising, specialized marketing and communication services companies, our acquisitions usually do not have significant amounts of tangible assets, as the principal asset we typically acquire is creative talent. As a result, a substantial portion of the purchase price of these acquisitions is allocated to goodwill and other identifiable intangible assets (approximately $168.0, which includes purchase price adjustments). The purchase price allocations for our acquisitions are substantially complete; certain of these allocations, however, are based on estimates and assumptions and are subject to change. The final determination of the estimated fair value of the acquired net assets will be completed as soon as possible, but no later than one year from the acquisition date.

During 2007, we made eight acquisitions, of which the most significant were: a) a full-service advertising agency in Latin America, b) Reprise Media, a full-service search engine marketing firm in North America, c) the remaining interests in two full-service advertising agencies in India in which we previously held 49% and 51% interests, d) a professional healthcare services business in the U.K., and e) a branded entertainment business in the U.S. Total cash paid for our 2007 acquisitions was $140.4 and a substantial portion of this consideration has been allocated to goodwill and identifiable intangible assets. All acquisitions during 2007 are included in the IAN operating segment.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Pro forma information, as required by SFAS No. 141, Business Combinations, related to our 2008 and 2007 acquisitions are not presented because the impact of these acquisitions, either individually or in the aggregate, on the Company’s consolidated results of operations is not significant. We did not complete any acquisitions during 2006.

Cash paid and stock issued for acquisitions are comprised of: (i) initial acquisition payments; (ii) contingent payments as described above; (iii) further investments in companies in which we already have an ownership interest; and (iv) other payments related to loan notes and guaranteed deferred payments that have been previously recognized on the Consolidated Balance Sheets.

The results of operations of our acquired companies were included in our consolidated results from the closing date of each acquisition. We made stock payments related to acquisitions initiated in prior years of $1.0, $0.3 and $11.3 during 2008, 2007 and 2006, respectively. Details of cash paid for current and prior years’ acquisitions are as follows:

	Years ended December 31,
	2008	2007	2006
Cash paid for current year acquisitions:
Cost of investment	$104.2	$139.7	$—
Compensation expense – related payments	3.0	0.7	—
Cash paid for prior year acquisitions:
Cost of investment	23.9	16.1	15.1
Compensation expense – related payments	—	1.4	7.8
Less: cash acquired	(22.1)	(4.4)	—

Total cash paid for acquisitions	$109.0	$153.5	$22.9

In addition, in 2007, we acquired $8.1 of marketable securities held by one of our acquisitions.

Dispositions

In connection with the sale of our NFO World Group Inc. (“NFO”) operations in the fourth quarter of 2003, we established reserves for certain income tax contingencies with respect to the determination of our tax basis in NFO for income tax purposes at the time of the disposition of NFO. During the third quarter of 2006 we finalized the tax basis of our investment and we determined that the remaining reserve of $5.0 should be reversed as the related contingency is no longer considered probable. This was reversed through income from discontinued operations for the year ended December 31, 2006.

Note 5:  Supplementary Data

Valuation and Qualifying Accounts – Allowance for uncollectible accounts receivable

	Years ended December 31,
	2008	2007	2006
Balance at beginning of period	$61.8	$81.3	$105.5
Charges (reversals) to costs and expenses	17.0	(3.6)	1.2
Charges to other accounts[1]	7.4	3.9	0.2
Deductions:
Dispositions	(0.2)	(0.5)	(5.3)
Uncollectible accounts written off	(17.1)	(24.3)	(25.4)
Foreign currency translation adjustment	(5.0)	5.0	5.1

Balance at end of period	$63.9	$61.8	$81.3

1	Amounts relate to allowance for doubtful accounts of acquired and newly consolidated companies, miscellaneous other amounts and reclassifications.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Furniture, Equipment and Leasehold Improvements

	December 31,
	2008	2007
Furniture and equipment	$915.7	$983.2
Leasehold improvements	590.9	599.7
Land and buildings	110.7	126.1

	1,617.3	1,709.0
Less: accumulated depreciation	(1,055.8)	(1,089.0)

Total	$561.5	$620.0

Accrued Liabilities

	December 31,
	2008	2007
Media and production expenses	$1,708.3	$1,943.5
Salaries, benefits and related expenses	466.5	471.9
Office and related expenses	69.6	90.9
Professional fees	24.7	27.7
Restructuring and other reorganization-related	10.0	30.1
Interest	30.6	33.8
Acquisition obligations	53.9	5.4
Other	158.0	87.9

Total	$2,521.6	$2,691.2

2004 Restatement Liabilities

As part of the 2004 Restatement, we recognized liabilities related to vendor discounts and credits where we had a contractual or legal obligation to rebate such amounts to our clients or vendors. Reductions to these liabilities are achieved through settlements with clients and vendors but also may occur if the applicable statute of limitations in a jurisdiction has lapsed. A portion of the decline for 2008 is also attributable to favorable foreign currency effects. Also as part of the 2004 Restatement, we recognized liabilities related to internal investigations and international compensation arrangements. A summary of these liabilities and the vendor discounts and credits liabilities is as follows:

	December 31,
	2008	2007
Vendor discounts and credits	$126.0	$165.5
Internal investigations (includes asset reserves)	2.2	8.2
International compensation arrangements	5.8	10.9

Total	$134.0	$184.6

Redeemable Noncontrolling Interests

The following table presents changes in redeemable noncontrolling interests presented in “mezzanine equity” in the Consolidated Balance Sheets. See Note 16 for further discussion related to redeemable noncontrolling interests.

	Years ended December 31,
	2008	2007	2006
Balance at beginning of year	$101.2	$58.5	$—
Effect of the adoption of EITF D-98 (Note 16)	—	—	61.1
Noncontrolling interest balance related to redeemable NCI	11.7	(1.0)	(2.3)
Redeemable noncontrolling interests related to current year acquisitions	203.2	32.3	—
Redemptions	(17.1)	(9.3)	(5.8)
Redemption value adjustments[1]	(10.6)	20.7	5.5

Balance at end of year	$288.4	$101.2	$58.5

[1]

Redeemable noncontrolling interests are reported at their estimated redemption value in each reporting period, but not less than their initial fair value. Any adjustment to the redemption value impacts additional paid-in capital.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Other Income (Expense)

	Years ended December 31,
	2008	2007	2006
Loss on early extinguishment of debt	$—	$(12.5)	$(80.8)
(Losses) gains on sales of businesses and investments	(3.1)	(9.4)	44.2
Vendor discount and credit adjustments	20.7	24.3	28.2
Litigation settlement	(12.0)	2.8	—
Investment impairments	(2.9)	(6.2)	(0.3)
Other income	0.4	9.5	3.1

Total	$3.1	$8.5	$(5.6)

Loss on Early Extinguishment of Debt – Non-cash charges related to the extinguishment of $200.0 of our 4.50% Convertible Senior Notes in 2007 and $400.0 of our 4.50% Convertible Senior Notes in 2006. For additional information see Note 8.

Sale of Businesses and Investments – Primarily includes realized gains and losses relating to the sales of businesses, cumulative translation adjustment balances from the liquidation of entities, and sales of marketable securities and investments in publicly traded and privately held companies in our Rabbi Trusts. Losses in 2007 primarily related to the sale of several businesses within Draftfcb for a loss of $9.3 and charges at Lowe of $7.8 as a result of the realization of cumulative translation adjustment balances from the liquidation of several businesses. Gains in 2006 primarily related to a net gain of $20.9 from the sale of an investment located in Asia Pacific and the sale of our remaining ownership interest in an agency within Lowe. We also sold our interest in a German advertising agency and recognized its remaining cumulative translation adjustment balance, which resulted in a non-cash benefit of $17.0.

Vendor Discount and Credit Adjustments – We are in the process of settling our liabilities related to vendor discounts and credits established during the 2004 Restatement. Amounts included in other income (expense) reflect the reversal of certain of these liabilities as a result of settlements with clients or vendors or where the statute of limitations has lapsed.

Litigation Settlement – During May 2008, the SEC concluded its investigation that began in 2002 into our financial reporting practices, resulting in a settlement charge of $12.0.

Investment Impairments – In 2007 we realized an other-than-temporary charge of $5.8 relating to a $12.5 investment in auction rate securities, representing our total investment in auction rate securities. For additional information see Note 15.

Note 6:  Intangible Assets

Goodwill

Goodwill is the excess purchase price remaining from an acquisition after an allocation of purchase price has been made to identifiable assets acquired and liabilities assumed based on estimated fair values. The changes in the carrying value of goodwill by segment for the years ended December 31, 2008 and 2007 are as follows:

	IAN	CMG	Total
Balance as of December 31, 2006	$2,632.5	$435.3	$3,067.8
Current year acquisitions	86.0	—	86.0
Contingent and deferred payments for prior acquisitions	4.7	3.7	8.4
Amounts allocated to business dispositions	(5.7)	—	(5.7)
Other (primarily foreign currency translation)	72.2	2.9	75.1

Balance as of December 31, 2007	2,789.7	441.9	3,231.6

Current year acquisitions	99.5	1.8	101.3
Contingent and deferred payments for prior acquisitions	28.9	1.1	30.0
Amounts allocated to business dispositions	(0.4)	—	(0.4)
Other (primarily foreign currency translation)	(127.7)	(13.9)	(141.6)

Balance as of December 31, 2008	$2,790.0	$430.9	$3,220.9

During the latter part of the fourth quarter of 2008 our stock price declined significantly after our annual impairment review as of October 1, 2008, and our market capitalization was less than our book value as of December 31, 2008. We considered whether there were any events or circumstances indicative of a triggering event and determined that the decline in stock price during the fourth quarter was an event that would “more likely than not” reduce the fair value of our individual reporting units below their book value, requiring us to perform an interim impairment test for goodwill at the reporting unit level. Based on the interim impairment test conducted, we concluded that there was no impairment of our goodwill as of December 31, 2008. We will continue to monitor our

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

stock price as it relates to the reconciliation of our market capitalization and the fair values of our individual reporting units throughout 2009.

During our annual impairment reviews as of October 1, 2006 our discounted future operating cash flow projections at one of our domestic advertising reporting units indicated that the implied fair value of the goodwill at this reporting unit was less than its book value, primarily due to client losses, resulting in a goodwill impairment charge of $27.2 in 2006 in our IAN segment.

Other Intangible Assets

Included in other intangible assets are assets with indefinite lives not subject to amortization and assets with definite lives subject to amortization. Other intangible assets include non-compete agreements, license costs, trade names and customer lists. Intangible assets with definitive lives subject to amortization are amortized on a straight-line basis with estimated useful lives generally between 7 and 15 years. Amortization expense for other intangible assets for the years ended December 31, 2008, 2007 and 2006 was $14.4, $8.5 and $6.2, respectively. Expected annual amortization expense of other intangible assets for the next five years is as follows: $18.2 in 2009, $16.6 in 2010, $15.0 in 2011, $13.7 in 2012 and $11.8 in 2013. The following table provides a summary of other intangible assets, which are included in other assets on our Consolidated Balance Sheets:

	December 31,
	2008			2007
	Gross amount	Accumulated amortization	Net amount	Gross amount	Accumulated amortization	Net amount
Customer list	$122.5	$(41.0)	$81.5	$66.2	$(27.9)	$38.3
Trade names	33.2	(5.9)	27.3	23.3	(3.8)	19.5
Other	16.5	(3.2)	13.3	23.7	(11.5)	12.2

Note 7:  Provision for Income Taxes

The components of income (loss) from continuing operations before provision for income taxes, equity earnings, and noncontrolling interest expense are as follows:

	Years ended December 31,
	2008	2007	2006
Domestic	$241.3	$112.6	$(103.5)
Foreign	230.2	123.1	98.5

Total	$471.5	$235.7	$(5.0)

The provision for income taxes on continuing operations consists of:

	Years ended December 31,
	2008	2007	2006
Federal income taxes (including foreign withholding taxes):
Current	$19.7	$13.8	$(0.7)
Deferred	78.8	(42.0)	(14.8)

	98.5	(28.2)	(15.5)

State and local income taxes:
Current	17.8	15.1	14.8
Deferred	13.1	11.3	(24.8)

	30.9	26.4	(10.0)

Foreign income taxes:
Current	67.2	52.4	62.5
Deferred	(40.0)	8.3	(18.3)

	27.2	60.7	44.2

Total	$156.6	$58.9	$18.7

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

A reconciliation of the effective income tax rate on continuing operations before equity earnings and noncontrolling interest expense as reflected in the Consolidated Statements of Operations to the U.S. federal statutory income tax rate is as follows:

	Years ended December 31,
	2008	2007	2006
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Federal income tax provision (benefit) at statutory rate	$165.0	$82.5	$(1.8)
State and local income taxes, net of federal income tax benefit	20.1	17.2	(6.5)
Impact of foreign operations, including withholding taxes	(0.9)	44.3	56.7
Change in net valuation allowance[1]	(48.0)	(22.3)	(29.6)
Goodwill and other long-lived asset impairment charges	0.4	(0.3)	3.8
Increases (decreases) in unrecognized tax benefits, net	11.8	(73.6)	(9.7)
Restricted stock	4.0	6.7	5.3
Capital (losses) gains	(1.5)	(5.5)	(5.6)
Other	5.7	9.9	6.1

Provision for income taxes	$156.6	$58.9	$18.7

Effective tax rate on operations	33.2%	25.0%	(374.0%)

1	Reflects changes in valuation allowance that impacted the effective tax rate for each year presented.

In 2008, our effective tax rate was negatively impacted by losses in certain foreign locations where we receive no tax benefit due to 100% valuation allowances, the non-deductible SEC settlement provision and additional net tax reserves for uncertain tax positions. Our effective tax rate was positively impacted in 2008 by the utilization of tax loss carryforwards against taxable profits and by the net reversal of certain valuation allowances in jurisdictions where entities have demonstrated a sustained period of profitability and future projections indicate that the trend will continue. Due to tax law and other changes in certain U.S. states, we recognized tax benefits of $9.3 which also impacted the effective tax rate.

The components of deferred tax assets consist of the following items:

	December 31,
	2008	2007
Postretirement/post-employment benefits	$35.1	$38.8
Deferred compensation	189.5	184.2
Pension costs	35.3	27.4
Basis differences in fixed assets	57.6	68.6
Rent	17.1	19.6
Interest	66.7	44.6
Accruals and reserves	74.1	78.4
Allowance for doubtful accounts	10.5	13.1
Basis differences in intangible assets	(204.9)	(153.6)
Investments in equity securities	15.5	14.0
Tax loss/tax credit carry forwards	532.1	649.1
Restructuring and other reorganization-related costs	5.9	6.7
Other	51.5	47.7

Total deferred tax assets, net	886.0	1,038.6
Valuation allowance	(379.5)	(481.6)

Net deferred tax assets	$506.5	$557.0

As required by SFAS No. 109, Accounting for Income Tax (“SFAS 109”), we evaluate on a quarterly basis the realizability of our deferred tax assets. SFAS 109 requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. In circumstances where there is sufficient negative evidence, establishment of a valuation allowance must be considered. We believe that cumulative losses in the most recent three-year period represent significant negative evidence under the provisions of SFAS 109, and as a result, we determined that certain of our deferred tax assets required the establishment of a valuation allowance. The realization of our deferred tax assets is primarily dependent on future earnings. The amount of the deferred tax assets considered realizable could be reduced in the near future if estimates of future taxable income are

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

lower than anticipated. The deferred tax assets for which an allowance was recognized relate primarily to tax credit carryforwards, foreign tax loss carryforwards and U.S. capital loss carryforwards. The change in the valuation allowance during the period is as follows:

	Years ended December 31,
	2008	2007	2006
Balance at beginning of period	$481.6	$504.0	$501.0
(Reversed) charged to costs and expenses	(68.1)	(49.0)	63.6
(Reversed) charged to gross tax assets and other accounts	(34.0)	26.6	(60.6)

Balance at end of period	$379.5	$481.6	$504.0

In 2008, amounts reversed to costs and expenses primarily relate to the reversal of valuation allowances in the UK, Spain and Germany where we believe that it is more likely than not that the corresponding tax losses will be utilized, based on sufficient positive evidence in the form of sustained profitability and projected taxable income. We believe we have appropriately considered the current economic climate in relying on the level of projected taxable income. Amounts reversed to gross tax assets and other accounts relate primarily to the effect of foreign currency translation.

In 2007, amounts reversed to costs and expenses primarily relate to a reversal from the write-down of deferred tax assets in certain jurisdictions with existing valuation allowances due to tax law changes. The remainder relates to reversals of valuation allowances in various countries where we believe that it is now more likely than not that tax loss carryforwards will be utilized. Amounts charged to gross tax assets and other accounts relate primarily to the effect of foreign currency translation.

The change during 2006 in the deferred tax valuation allowance relates to uncertainties regarding future utilization of tax loss carryforwards, offset primarily by reversals of $45.0 of valuation allowances in two European countries where we believed that it was more likely than not that the corresponding tax loss carryforwards will be utilized. In addition, we believed that it was more likely than not that approximately $29.0 of U.S. capital loss carryforwards and $17.0 of foreign tax credits would not be utilized. We also wrote off previously reserved deferred tax assets that were deemed to be permanently unrealizable due to the expiration of tax loss carryforwards and sales of certain businesses.

As of December 31, 2008, there are $68.1 of tax credit carryforwards with expiration periods beginning in 2009 and ending in 2013. There are also $1,401.6 of loss carryforwards, of which $397.7 are U.S. capital and tax loss carryforwards that expire in the years 2009 through 2026. The remaining $1,003.9 are non-U.S. tax loss carryforwards of which $742.9 have unlimited carryforward periods and $261.0 have expiration periods from 2009 through 2028.

As of December 31, 2008 and December 31, 2007, we had $1,561.0 and $1,260.6, respectively, of undistributed earnings attributable to foreign subsidiaries. It is our intention to permanently reinvest undistributed earnings of our foreign subsidiaries. We have not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences resulting from earnings for certain foreign subsidiaries which are permanently reinvested outside the U.S. It is not practicable to determine the amount of unrecognized deferred tax liability associated with these temporary differences.

Pursuant to the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), the following table summarizes the activity related to our unrecognized tax benefits:

	2008	2007
Balance at beginning of period	$134.8	$266.9
Increases as a result of tax positions taken during a prior year	22.8	7.9
Decreases as a result of tax positions taken during a prior year	(21.3)	(156.3)
Settlements with taxing authorities	(4.5)	(1.0)
Lapse of statutes of limitation	(1.7)	(2.4)
Increases as a result of tax positions taken during the current year	18.7	19.7

Balance at end of period	$148.8	$134.8

Included in the total amount of unrecognized tax benefits of $148.8 as of December 31, 2008, is $131.8 of tax benefits that, if recognized, would impact the effective tax rate and $17.1 of tax benefits that, if recognized, would result in adjustments to other tax accounts, primarily deferred taxes. The total amount of accrued interest and penalties as of December 31, 2008 and 2007 is $33.5 and $33.6, of which $0.7 and $9.2 is included in the 2008 and 2007 Consolidated Statement of Operations, respectively. In accordance with our accounting policy, interest and penalties accrued on unrecognized tax benefits are classified as income taxes in the Consolidated Statements of Operations. We have not elected to change this classification with the adoption of FIN 48.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

With respect to all tax years open to examination by U.S. federal and various state, local, and non-U.S. tax authorities, we currently anticipate that the total unrecognized tax benefits will decrease by an amount between $45.0 and $55.0 in the next twelve months, a portion of which will affect the effective tax rate, primarily as a result of the settlement of tax examinations and the lapsing of statutes of limitation. This net decrease is related to various items of income and expense, including transfer pricing adjustments and restatement adjustments. For this purpose, we expect to complete our discussions with the IRS appeals division regarding the years 1997 through 2004 within the next twelve months. We also expect to effectively settle, within the next twelve months, various uncertainties for 2005 and 2006.

In December 2007, the IRS commenced its examination for the 2005 and 2006 tax years. In addition, we have various tax years under examination by tax authorities in various countries, such as the U.K., and in various states, such as New York, in which we have significant business operations. It is not yet known whether these examinations will, in the aggregate, result in our paying additional taxes. We have established tax reserves that we believe to be adequate in relation to the potential for additional assessments in each of the jurisdictions in which we are subject to taxation. We regularly assess the likelihood of additional tax assessments in those jurisdictions and adjust our reserves as additional information or events require.

On May 1, 2007, the IRS completed its examination of our 2003 and 2004 income tax returns and proposed a number of adjustments to our taxable income. We have appealed a number of these items. In addition, during the second quarter of 2007, there were net reversals of tax reserves, primarily related to previously unrecognized tax benefits related to various items of income and expense, including approximately $80.0 for certain worthless securities deductions associated with investments in consolidated subsidiaries, which was a result of the completion of the tax examination.

We are effectively settled with respect to U.S. income tax audits for years prior to 2005. With limited exceptions, we are no longer subject to state and local income tax audits for years prior to 1999, or non-U.S. income tax audits for years prior to 2000.

On February 17th, the American Recovery and Reinvestment Act of 2009 was signed into law. We are currently reviewing its tax provisions to determine the potential impact. Based on our preliminary review, we do not anticipate that the act will have an adverse impact on our income tax accounts.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Note 8:  Debt and Credit Arrangements

Long-Term Debt

A summary of the carrying amounts and fair values of our long-term debt is as follows:

	Effective Interest Rate[1]	December 31,
		2008		2007
		Book Value	Fair Value	Book Value	Fair Value
5.40% Senior Unsecured Notes due 2009 (less unamortized discount of $0.1)	5.43%	$249.9	$230.0	$249.9	$238.8
Floating Rate Senior Unsecured Notes due 2010 (less unamortized discount of $4.9)	8.65%	245.1	225.0	242.5	235.0
7.25% Senior Unsecured Notes due 2011	7.25%	501.8	315.0	499.5	475.0
6.25% Senior Unsecured Notes due 2014 (less unamortized discount of $0.6)	6.29%	350.2	185.5	350.2	290.5
4.75% Convertible Senior Notes due 2023 (plus unamortized premium of $9.5)	3.50%	209.5	137.4	211.7	204.2
4.50% Convertible Senior Notes due 2023	4.50%	8.7	5.7	200.0	202.2
4.25% Convertible Senior Notes due 2023 (plus unamortized premium of $46.3)	0.58%	446.3	288.0	460.7	404.8
Other notes payable and capitalized leases		29.4		38.8

Total long-term debt		2,040.9		2,253.3
Less: current portion[2]		254.0		209.2

Long-term debt, excluding current portion		$1,786.9		$2,044.1

Annual maturities are scheduled as follows based on the book value as of December 31, 2008:

2009[2]	$254.0
2010	247.3
2011	503.2
2012[3]	0.8
2013[4]	20.7
Thereafter	1,014.9

Total long-term debt	$2,040.9

1	Excludes the effect of related gains/losses on interest rate swaps.
2	On November 15, 2009 our 5.40% Senior Unsecured Notes mature, so we have included these Notes in short-term debt on our 2008 Consolidated Balance Sheet.
3	Holders of our 4.25% Convertible Senior Notes may require us to repurchase their Notes for cash at par in March 2012.
4	Holders of our 4.75% and 4.50% Convertible Senior Notes may require us to repurchase their Notes for cash, stock or a combination, at our election, at par in March 2013.

For those Notes that have a premium or discount, we amortize the amount through interest expense based on the maturity date or the first date the holders may require us to repurchase the Notes, if applicable. A premium would result in a decrease to interest expense and a discount would result in an increase to interest expense in future periods. We also have recorded debt issuance costs related to certain financing transactions in other assets of our Consolidated Balance Sheets, which are also amortized through interest expense. As of December 31, 2008, we had $32.8 of debt issuance costs.

Debt Transactions

Interest Rate Swap

In June 2008, we entered into an interest rate swap agreement related to $125.0 in notional amount of our 7.25% Senior Unsecured Notes due 2011 (the “7.25% Notes”), which we subsequently terminated in September 2008. We will receive a total of approximately $3.0 in cash to be paid in equal semi-annual installments and a gain of $2.4 will be amortized as a reduction to interest expense over the remaining term of the 7.25% Notes, resulting in an effective interest rate of 7.1% per annum.

Convertible Senior Notes

In March 2008, holders required us to repurchase approximately $191.0 of our 4.50% Convertible Senior Notes due 2023 (the “4.50% Notes”), pursuant to the terms of the 4.50% Notes. We funded the repurchase from available cash. We can redeem the remaining $8.7 of 4.50% Notes for cash on or after September 15, 2009. The 4.50% Notes were initially issued in March 2003 in an aggregate principal amount of $800.0, but in November 2006 we exchanged $400.0 of 4.50% Notes for the same aggregate principal

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

amount of our 4.25% Convertible Senior Notes due 2023.

In November 2007, we exchanged a further $200.0 of our 4.50% Notes for $200.0 aggregate principal amount of 4.75% Convertible Senior Notes due 2023 (the “4.75% Notes”). In accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, and EITF Issue No. 06-6, Debtor’s Accounting for a Modification (or Exchange) of Convertible Debt Instruments, this exchange was treated as an extinguishment of the 4.50% Notes and an issuance of 4.75% Notes for accounting purposes because the fair value of the embedded conversion option under the terms of the original instrument was substantially different from that of the new instrument. As a result, the 4.75% Notes were reflected on our Consolidated Balance Sheet at their fair value at issuance, or $212.0. We recorded a non-cash charge in the fourth quarter of 2007 of $12.0 reflecting the difference between the fair value of the new debt and the carrying value of the 4.50% Notes exchanged. The difference between the fair value and carrying value will be amortized through March 15, 2013, which is the first date holders may require us to repurchase the 4.75% Notes.

Convertible Senior Note Terms

Conversion Features

Our 4.25%, 4.50% and 4.75% Notes (“Convertible Notes”) are convertible into our common stock at a conversion price of $12.42 per share, subject to adjustment in specified circumstances including, for the 4.25% and 4.75% Notes, any payment of cash dividends on our common stock. The conversion rates of our Convertible Notes are also subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. The Convertible Notes provide for an additional “make-whole” adjustment to the conversion rate in the event of a change of control meeting specified conditions.

Our Convertible Notes are convertible at any time if the average price of our common stock for 20 trading days immediately preceding the conversion date is greater than or equal to a specified percentage of the conversion price; this percentage was equal to 117.5% in 2008 and declines 0.5% each year until it reaches 110% at maturity. Each series of our Convertible Notes is also convertible, regardless of the price of our common stock, if: (i) we call that series of Convertible Notes for redemption; (ii) we make specified distributions to shareholders; (iii) we become a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property (other than securities); or (iv) the credit ratings assigned to that series of Convertible Notes by any two of Moody’s Investors Service, Standard & Poor’s and Fitch Ratings are lower than Ba2, BB and BB, respectively, or that series of Convertible Notes is no longer rated by at least two of these ratings services. Because of our current credit ratings, all of our Convertible Notes are currently convertible. As a result of certain conversion features our Convertible Notes contain embedded derivatives whose fair values as of December 31, 2008 are negligible. Our 4.25% and 4.75% Notes are also convertible, whether or not the above conditions are met, from February 15 to March 15, 2023.

Repurchase / Redemption Options

Holders of our Convertible Notes may require us to repurchase the Convertible Notes on certain dates for cash only, and on other dates for cash or our common stock or a combination of cash and common stock, at our election. Additionally, investors may require us to repurchase our Convertible Notes in the event of certain change of control events that occur prior to certain dates, for cash or our common stock or a combination of cash and common stock, at our election. At our option, we may redeem our Convertible Notes on or at any time after certain dates for cash. The redemption price in each of these instances will be 100% of the principal amount of the Convertible Notes being redeemed, plus accrued and unpaid interest, if any. The following table details when the repurchase and redemption options occur for each of our Convertible Notes:

		4.25% Notes		4.50% Notes		4.75% Notes
Repurchase options
For cash		3/15/2012
For cash, common stock or combination	1)	3/15/2015	1)	3/15/2013	1)	3/15/2013
	2)	3/15/2018	2)	3/15/2018	2)	3/15/2018
Change of control events occuring prior to:		3/15/2012				3/15/2013
Redemption options
For cash		3/15/2012		9/15/2009		3/15/2013

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Participating Security Features

In accordance with EITF 03-6, the 4.50% Notes are considered securities with participation rights in earnings available to common stockholders due to the feature of these securities that allows investors to participate in cash dividends paid on our common stock. For periods in which we generate net income, the impact of these securities’ participation rights is included in the calculation of earnings per share. For periods in which we incur a net loss, the 4.50% Notes have no impact on the calculation of earnings per share due to the fact that the holders of these securities do not participate in our losses. The 4.25% Notes and 4.75% Notes are not considered securities with participation rights in earnings available to common stockholders as there are no features attached to these securities that allow holders to participate in our undistributed earnings.

Credit Arrangements

We have committed credit agreements and uncommitted credit facilities with various banks that permit borrowings at variable interest rates. As of December 31, 2008 and 2007, there were no borrowings under our committed credit facilities. However, there were borrowings under the uncommitted facilities made by several of our subsidiaries outside the U.S. We have guaranteed the repayment of some of these borrowings made by certain subsidiaries. The weighted-average interest rate on outstanding balances under the uncommitted short-term facilities as of December 31, 2008 and 2007 was approximately 3% and 5%, respectively. A summary of our credit facilities is as follows:

	December 31,
	2008				2007
	Total Facility	Amount Outstanding	Letters of Credit	Total Available	Total Facility	Amount Outstanding	Letters of Credit	Total Available
Committed
2006 Credit Agreement	$750.0	$—	$128.1	$621.9	$750.0	$—	$222.9	$527.1
2008 Credit Agreement	$335.0	$—	$—	$335.0	$—	$—	$—	$—

Uncommitted
Non-U.S.	$386.3	$78.8	$1.1	$306.4	$537.4	$95.9	$1.1	$440.4

We entered into a $750.0 Three-Year Credit Agreement, dated as of June 13, 2006 (the “2006 Credit Agreement”) as part of a transaction we refer to as the “ELF Financing.” Under the 2006 Credit Agreement, a special-purpose entity called ELF Special Financing Ltd. (“ELF”) acts as the lender and letter of credit issuer. ELF is obligated at our request to make cash advances to us and to issue letters of credit for our account, in an aggregate amount not to exceed $750.0 outstanding at any time. The aggregate face amount of letters of credit may not exceed $600.0 at any time. Our obligations under the 2006 Credit Agreement are unsecured. The 2006 Credit Agreement is a revolving facility expiring June 15, 2009, under which amounts borrowed may be repaid and borrowed again, and the aggregate available amount of letters of credit may decrease or increase, subject to the overall limit of $750.0 and the $600.0 limit on letters of credit. We are not subject to any financial or other material restrictive covenants under the 2006 Credit Agreement.

We pay commitment fees on the undrawn amount, less the letters of credit, under the 2006 Credit Agreement at 0.78% per annum, and we pay commissions of 0.78% per annum on the amounts available to be drawn under the letters of credit. In addition, we pay a facility fee equal to 0.15% per annum on the undrawn amount, including letters of credit, under the facility. If we draw under the facility, interest is payable on any outstanding advances at 3-month LIBOR plus 0.78% per annum.

ELF is a special-purpose entity incorporated in the Cayman Islands, in which we have no equity or other interest and which we do not consolidate for financial reporting purposes. In the ELF Financing, institutional investors purchased debt securities issued by ELF (the “ELF Notes”) and warrants issued by us (refer to Note 9). ELF received $750.0 in proceeds from these sales, which it used to purchase Aaa-rated liquid assets. It will hold the liquid assets pending any request for borrowing from us or any drawing on any letters of credit issued for our account under the 2006 Credit Agreement, which ELF will fund by selling liquid assets. We are not the issuer of the ELF Notes and are not party to the indenture governing the ELF Notes.

Under certain circumstances, including certain events of default involving us or occurring under the ELF Notes, the commitment to make advances and issue letters of credit under the 2006 Credit Agreement may be terminated by ELF, acting on instruction of the holders of the ELF Notes. We will be entitled, prior to any such termination, to make a borrowing of up to the entire available amount of the commitment under the 2006 Credit Agreement (regardless of whether our obligations under the 2006 Credit Agreement have been accelerated). Upon termination of the commitment, the holders of the ELF Notes will automatically receive interests in the outstanding loans in exchange for their ELF Notes. Thereafter we will not be able to borrow or reborrow additional funds under the

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

2006 Credit Agreement, but the advances will remain outstanding as term loans maturing on June 15, 2009 (subject to the rights of the holders to accelerate the loans upon an event of default).

In July 2008 we entered into a $335.0 Three-Year Credit Agreement (the “2008 Credit Agreement”). The 2008 Credit Agreement is a revolving facility expiring July 18, 2011, under which amounts borrowed by us or any of our subsidiaries designated under the 2008 Credit Agreement may be repaid and reborrowed, subject to an aggregate lending limit of $335.0 or the equivalent in other currencies, and the aggregate available amount of letters of credit outstanding may decrease or increase, subject to a limit on letters of credit of $200.0 or the equivalent in other currencies. The terms of the 2008 Credit Agreement allow us to increase the aggregate lending commitment to a maximum amount of $485.0 if lenders agree to the additional commitments. Our obligations under the 2008 Credit Agreement are unsecured.

We will pay interest on any outstanding advances under the 2008 Credit Agreement at (i) the base rate (as defined in the 2008 Credit Agreement) plus an applicable margin of 1.00% or (ii) the Eurocurrency rate (as defined in the 2008 Credit Agreement) plus an applicable margin of 2.00%. We will pay letter of credit fees on the average daily aggregate available amount of all letters of credit outstanding from time to time at an annual rate of 2.00% and fronting fees on the aggregate available amount of all letters of credit outstanding from time to time at an annual rate of 0.25%. We will also pay a facility fee at an annual rate of 1.00% on the aggregate lending commitment under the 2008 Credit Agreement. The interest rate on advances, the letter of credit fee and the facility fee are subject to a 0.25 percentage point reduction depending on our leverage ratio (as defined in the 2008 Credit Agreement).

The 2008 Credit Agreement includes covenants that, among other things, (i) limit our liens and the liens of our consolidated subsidiaries, (ii) restrict our payments for cash capital expenditures, acquisitions, common stock dividends, share repurchases and certain other purposes, and (iii) limit subsidiary debt. The 2008 Credit Agreement also contains financial covenants that require us to maintain, on a consolidated basis as of the end of each fiscal quarter beginning with the quarter ended September 30, 2008, (i) an interest coverage ratio (EBITDA to net interest expense plus cash dividends on convertible preferred stock) for the four quarters then ended of not less than 4.50 to 1, (ii) a leverage ratio (debt as of such date to EBITDA) for the four quarters then ended of not greater than 3.50 to 1 through December 31, 2008, 3.25 to 1 through December 31, 2009 and 3.00 to 1 thereafter, and (iii) minimum EBITDA for the four quarters then ended of not less than $600.0. The terms used in these ratios, including EBITDA, are subject to specific definitions set forth in the 2008 Credit Agreement. Under the definition in the 2008 Credit Agreement, EBITDA means operating income or loss plus depreciation expense, amortization expense, and other non-cash charges in an amount not to exceed $75.0 in any period of four fiscal quarters. As of December 31, 2008, we were in compliance with all applicable covenants.

Cash Poolings

We aggregate our net domestic cash position on a daily basis. Outside the U.S., we use cash pooling arrangements with banks to help manage our liquidity requirements. In these pooling arrangements, several Interpublic agencies agree with a single bank that the cash balances of any of the agencies with the bank will be subject to a full right of setoff against amounts the other agencies owe the bank, and the bank provides for overdrafts as long as the net balance for all the agencies does not exceed an agreed-upon level. Typically each agency pays interest on outstanding overdrafts and receives interest on cash balances. Our Consolidated Balance Sheets reflect cash net of overdrafts under all of our pooling arrangements. As of December 31, 2008 and 2007 the amounts netted were $858.7 and $1,295.7, respectively.

Note 9:  Warrants

As part of the ELF Financing completed during the second quarter of 2006, we issued 67.9 warrants, consisting of 29.1 capped warrants (“Capped Warrants”) and 38.8 uncapped warrants (“Uncapped Warrants”). In accordance with EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“EITF 00-19”), we recorded $63.4 of deferred warrant cost in other assets, with the offset recorded to additional paid-in capital within stockholders’ equity. This amount is a non-cash transaction and represents the fair value of the warrants at the transaction close date estimated using the Black-Scholes option-pricing model, which requires reliance on variables including the price volatility of the underlying stock. The deferred warrant cost will be amortized through the exercise date of the warrants as issuance costs on a straight-line basis as a non-cash element of interest expense and $21.1 was amortized for both the 2008 and 2007 periods.

The stated exercise date of the warrants is June 15, 2009. Upon exercise of the warrants each warrant will entitle the warrant holder to receive an amount in cash, shares of our common stock, or a combination of cash and shares of our common stock, at our option. The amount will be based, subject to customary adjustments, on the difference between the market price of one share of our common stock (calculated as the average share price over 30 trading days following expiration) and the stated exercise price of the warrant. For the Uncapped Warrants, the exercise price is $11.91 per warrant. For the Capped Warrants, the exercise price is $9.89

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

per warrant but the amount deliverable upon exercise is capped so a holder will not benefit from appreciation of the common stock above $12.36 per share. Concurrently with the issuance of the warrants described above, we entered into call spread transactions with four different counterparties to reduce the potential dilution or cash cost upon exercise of the Uncapped Warrants to the extent the market price for our common stock exceeds $11.91 per share. The four transactions cover an aggregate notional amount of 38.8 shares, equivalent to the full number of the Uncapped Warrants, and had an aggregate purchase price of $29.2. In accordance with EITF 00-19 the cost of the four transactions has been recorded as a reduction to additional paid-in capital within stockholders’ equity.

In accordance with EITF 03-6, the warrants are not considered securities with participation rights in earnings available to common stockholders due to the contingent nature of the exercise feature of these securities.

Note 10:  Convertible Preferred Stock

Each share of our 5.25% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”) has a liquidation preference of $1,000 per share and is convertible at the option of the holder at any time into 73.1904 shares of our common stock, subject to adjustment upon the occurrence of certain events, which represents a conversion price of $13.66. On or after October 15, 2010, each share of the Series B Preferred Stock may be converted at our option if the closing price of our common stock multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference of $1,000 per share for 20 trading days during any consecutive 30 trading day period. Holders of the Series B Preferred Stock will be entitled to an adjustment to the conversion rate if they convert their shares in connection with a fundamental change meeting certain specified conditions. The Series B Preferred Stock is junior to all of our existing and future debt obligations and senior to our common stock, with respect to payments of dividends and rights upon liquidation, winding up or dissolution, to the extent of the liquidation preference of $1,000 per share.

The terms of our Series B Preferred Stock do not permit us to pay dividends on our common stock unless all accumulated and unpaid dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid, or provision for the payment thereof has been made. We paid dividends of $27.6, or $52.50 per share, on our Series B Preferred Stock during 2008. Regular quarterly dividends, if declared, are $6.9, or $13.125 per share. Dividends on each share of Series B Preferred Stock are payable quarterly in cash or, if certain conditions are met, in common stock, at our option, on January 15, April 15, July 15 and October 15 of each year. Dividends on our Series B Preferred Stock are cumulative from the date of issuance and are payable on each payment date to the extent that we have assets that are legally available to pay dividends and our Board of Directors or an authorized committee of our Board declares a dividend payable.

The terms of the Series B Preferred Stock include an embedded derivative instrument, the fair value of which as of December 31, 2008 and 2007 was negligible.

In accordance with EITF 03-6, the Series B Preferred Stock is not considered a security with participation rights in earnings available to common stockholders due to the contingent nature of the conversion feature of these securities.

Note 11:  Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss, net of tax, is reflected in the Consolidated Balance Sheets as follows:

	Years ended December 31,
	2008	2007
Foreign currency translation adjustment, net of tax	$(214.2)	$(53.0)
Unrealized holding (losses) gains on securities, net	(0.5)	2.2
Unrecognized losses, transition obligation and prior service cost, net	(103.8)	(67.8)

Accumulated other comprehensive loss, net of tax	$(318.5)	$(118.6)

Note 12:  Stock-Based Compensation

2006 Performance Incentive Plan

We issue stock and cash based incentive awards to our employees under a plan established by the Compensation Committee of the Board of Directors and approved by our shareholders. In May 2006, our shareholders approved the 2006 Performance Incentive Plan (the “2006 PIP”). Under the 2006 PIP, up to 6.0 shares of common stock may be used for granting stock options and stock appreciation rights and up to 33.0 shares of common stock may be used for granting performance-based awards and other stock-based awards. Subject to the terms of the 2006 PIP, additional awards may be granted from shares available for issuance under previous

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

plans and in other limited circumstances. Only a certain number of shares are available for each type of award under the 2006 PIP, and there are limits on the number of shares that may be awarded to any one participant. The vesting period of awards granted is generally commensurate with the requisite service period. We generally issue new shares to satisfy the exercise of stock options or the distribution of other stock-based awards. We granted awards under the 2006 PIP for 2008, 2007 and 2006.

The following table summarizes stock-based compensation expense included in salaries and related expenses:

	Years ended December 31,
	2008	2007	2006
Stock-based compensation expense	$82.7	$85.9	$72.3
Tax benefit	32.0	33.1	24.4

In addition, stock-based compensation expense of $4.9 is included in other reorganization-related charges for the year ended December 31, 2006. Stock-based compensation expense included in other reorganization-related charges was negligible for the years ended December 31, 2008 and 2007.

Employee Stock Purchase Plans

The Interpublic Group of Companies Employee Stock Purchase Plan (2006) (the “2006 Plan”) became active April 1, 2007. Under the 2006 Plan, eligible employees may purchase our common stock through payroll deductions not exceeding 10% of their eligible compensation or 900 (actual number) shares each offering period. The price an employee pays for a share of common stock under the 2006 Plan is 90% of the lesser of the average market price of a share on the first business day of the offering period or the average market price of a share on the last business day of the offering period of three months. An aggregate of 15.0 shares are reserved for issuance under the 2006 Plan, of which 0.5 shares and 0.3 shares were issued during 2008 and 2007. Total compensation expense associated with the issued shares was $0.8 and $0.6 for the years ended December 31, 2008 and 2007, respectively.

Stock Options

Stock options are granted with the exercise price equal to the fair market value of our common stock on the grant date, are generally exercisable between two and four years from the grant date and expire ten years from the grant date (or earlier in the case of certain terminations of employment).

The following tables are a summary of stock option activity during 2008:

	Options	Weighted- Average Exercise Price (per option)	Weighted- Average Remaining Contractual Term (in years)
Stock options outstanding as of January 1, 2008	28.3	$21.73
Granted	2.4	9.88
Exercised	—	—
Cancelled/expired	(5.4)	28.24
Forfeited	(0.5)	10.57

Stock options outstanding as of December 31, 2008	24.8	19.40	5.0
Stock options vested and expected to vest as of December 31, 2008	23.3	19.94	4.8
Stock options exercisable at December 31, 2008	17.3	23.29	3.6

	Options	Weighted- Average Grant Date Fair Value (per option)	Weighted- Average Remaining Contractual Term (in years)
Non-vested as of January 1, 2008	7.8	$4.73
Granted	2.4	4.07
Vested	(2.2)	4.92
Forfeited	(0.5)	4.71

Non-vested as of December 31, 2008	7.5	4.47	8.3

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

There were no stock options exercised in 2008, and there were 0.3 and 0.1 stock options exercised during 2007 and 2006, respectively. The total intrinsic value of stock options exercised during 2007 and 2006 was $0.9 and $0.2, respectively. Accordingly, the related excess tax benefit classified as an inflow on the Consolidated Statements of Cash Flows was $0.3 and $0.1 in 2007 and 2006, respectively. The cash received from the stock options exercised in 2007 and 2006 was $3.0 and $0.9, respectively. As of December 31, 2008 there was $24.3 of total unrecognized compensation expense related to non-vested stock options granted, which is expected to be recognized over a weighted-average period of 2.3 years. As of December 31, 2008, the aggregate intrinsic value for stock options outstanding, vested and expected to vest, exercisable and non-vested is negligible.

We use the Black-Scholes option-pricing model to estimate the fair value of options granted, which requires the input of subjective assumptions including the option’s expected term and the price volatility of the underlying stock. Changes in the assumptions can materially affect the estimate of fair value and our results of operations could be materially impacted. The weighted-average option grant-date fair value during the years ended December 31, 2008, 2007 and 2006 was $4.07, $4.89, and $3.91, respectively.

The fair value of each option grant has been estimated with the following weighted-average assumptions:

	Years ended December 31,
	2008	2007	2006
Expected volatility[1]	36.6%	34.6%	38.9%
Expected term (years)[2]	6.1	6.0	5.9
Risk free interest rate[3]	3.5%	4.8%	5.1%
Expected dividend yield[4]	0.0%	0.0%	0.0%

1	The expected volatility for the years ended December 31, 2008, 2007 and 2006 used to estimate the fair value of stock options awarded is based on a blend of: (i) historical volatility of our common stock for periods equal to the expected term of our stock options and (ii) implied volatility of tradable forward put and call options to purchase and sell shares of our common stock.
2	The estimate of our expected term for the years ended December 31, 2008, 2007 and 2006 is based on the average of (i) an assumption that all outstanding options are exercised upon achieving their full vesting date and (ii) an assumption that all outstanding options will be exercised at the midpoint between the current date (i.e., the date awards have ratably vested through) and their full contractual term. In determining the estimate, we considered several factors, including the historical option exercise behavior of our employees and the terms and vesting periods of the options.
3	The risk free rate is determined using the implied yield currently available for zero-coupon U.S. government issuers with a remaining term equal to the expected term of the options.
4	No dividend yield was assumed because we currently do not pay cash dividends on our common stock and have no current plans to reinstate a dividend.

Incentive Awards

We grant other incentive awards such as stock-settled awards, cash-settled awards and performance-based awards (settled in cash or shares) to certain key employees. The number of shares or units received by an employee for performance-based awards depends on Company and/or individual performance against specific performance targets and could range from 0% to 200% of the target amount of shares originally granted. Incentive awards are subject to certain restrictions and vesting requirements as determined by the Compensation Committee. The vesting period is generally three years. Upon completion of the vesting period for cash-settled awards, which include restricted stock units expected to be settled in cash, the grantee is entitled to receive a payment in cash or in shares of common stock based on the fair market value of the corresponding number of shares of common stock. No monetary consideration is paid by a recipient for any incentive award, and the fair value of the shares on the grant date is amortized over the vesting period, except for cash-settled awards where the quarterly-adjusted fair value based on our share price is amortized over the vesting period. The holders of cash-settled and performance-based awards have no ownership interest in the underlying shares of common stock until the awards vest and the shares of common stock are issued.

Stock-based compensation awards expected to be settled in cash have been classified as liabilities in the Consolidated Balance Sheets as of December 31, 2008 and 2007.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

	Years ended December 31,
	2008	2007	2006
Stock-Settled Awards:
Awards granted	6.4	5.0	5.3
Weighted-average grant-date fair value (per award)	$9.46	$11.68	$8.77
Total fair value of vested awards distributed	$31.1	$41.5	$11.0
Cash-Settled Awards:
Awards granted	1.3	0.9	2.2
Weighted-average grant-date fair value (per award)	$9.27	$11.44	$8.88
Total fair value of vested awards distributed	$9.2	$6.7	$0.2
Performance-Based Awards:
Awards granted	3.7	2.9	9.9
Weighted-average grant-date fair value (per award)	$9.49	$11.69	$9.68
Total fair value of vested awards distributed	$15.8	$1.4	$0.1

A summary of the activity of our non-vested stock-settled awards, cash-settled awards, and performance-based awards during 2008 is presented below (performance-based awards are shown at 100% of the shares originally granted):

	Stock-Settled Awards		Cash-Settled Awards		Performance-Based Awards
	Awards	Weighted- Average Grant- Date Fair Value (per award)	Awards	Weighted- Average Grant- Date Fair Value (per award)	Awards	Weighted- Average Grant- Date Fair Value (per award)
Non-vested as of January 1, 2008	12.6	$10.73	3.7	$10.33	13.3	$10.49
Granted	6.4	9.46	1.3	9.27	3.7	9.49
Vested	(3.3)	11.98	(0.9)	11.95	(1.6)	11.83
Forfeited	(1.1)	10.30	(0.5)	9.96	(1.5)	10.37

Non-vested as of December 31, 2008	14.6	$9.92	3.6	$9.59	13.9	$10.08
Total unrecognized compensation expense remaining	$72.3		$6.6		$26.8
Weighted-average years expected to be recognized over	1.6		1.4		1.7

Note 13:  Employee Benefits

Pension Plans

We have a defined benefit pension plan (“Domestic Plan”) that consists of approximately 4,300 participants and has been closed to new participants since March 31, 1998. Some of our agencies have additional domestic plans covering a total of approximately 300 employees and are also closed to new participants. We also have numerous plans outside the U.S., some of which are funded, while others provide payments at the time of retirement or termination under applicable labor laws or agreements. The Interpublic Pension Plan in the U.K. (“U.K. Pension Plan”) is a defined benefit plan and is the most material foreign pension plan in terms of the benefit obligation and plan assets. Differences between the aggregate balance sheet amounts listed in the tables below and the totals reported in our Consolidated Balance Sheets and our Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss) relate to the non-material foreign plans.

Postretirement Benefit Plans

Some of our domestic subsidiaries provide postretirement health benefits and postretirement life insurance to eligible employees and, in certain cases, their dependents. These plans consist of approximately 3,200 participants and are closed to new participants. Our postretirement health benefits plans are unfunded, and we pay claims as presented by the plans’ administrator. The postretirement life insurance plan is insured and we pay premiums to the plan administrator.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Net Periodic Cost

	Domestic Pension Plans			Foreign Pension Plans			Postretirement Benefit Plans
Years ended December 31,	2008	2007	2006	2008	2007	2006	2008	2007	2006
Service cost	$—	$—	$0.8	$13.3	$15.1	$17.5	$0.4	$0.5	$0.5
Interest cost	8.4	8.2	8.9	26.4	26.1	22.8	3.2	3.5	3.5
Expected return on plan assets	(10.4)	(10.3)	(9.3)	(23.9)	(24.0)	(19.8)	—	—	—
Curtailment gains	—	—	(0.1)	(0.4)	(0.1)	(2.3)	—	—	—
Settlement losses (gains)	0.1	—	—	(0.6)	(0.9)	0.5	—	—	—
Amortization of:
Transition obligation	—	—	—	—	0.1	0.2	0.2	0.2	0.1
Prior service cost (credit)	—	—	0.1	0.3	0.2	0.2	(0.1)	(0.1)	(0.1)
Unrecognized actuarial losses	5.7	6.8	7.0	0.7	2.8	6.5	—	0.9	0.7
Other	—	—	—	—	—	(0.2)	—	—	—

Net periodic cost	$3.8	$4.7	$7.4	$15.8	$19.3	$25.4	$3.7	$5.0	$4.7

Pension and Postretirement Benefit Obligation

The change in the benefit obligation, the change in plan assets, the funded status and amounts recognized for the domestic pension plans, the principal foreign pension plans, and the postretirement benefit plans are as follows:

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Benefit Plans
December 31,	2008	2007	2008	2007	2008	2007
Projected benefit obligation at January 1	$143.8	$156.4	$535.4	$508.4	$63.6	$69.9
Service cost	—	—	13.3	15.1	0.4	0.5
Interest cost	8.4	8.2	26.4	26.1	3.2	3.5
Benefits paid	(12.2)	(13.6)	(23.6)	(23.1)	(5.6)	(6.0)
Plan participant contributions	—	—	3.3	1.9	1.7	1.7
Plan amendments	—	—	—	1.7	—	—
Actuarial losses (gains)	1.3	(7.2)	(32.7)	(30.2)	(5.8)	(6.0)
Curtailments	—	—	(0.8)	(0.7)	—	—
Settlements	(0.8)	—	(5.7)	(4.9)	—	—
Business acquisitions and divestitures	—	—	—	1.6	—	—
Foreign currency effect	—	—	(97.3)	20.4	—	—
Other	—	—	(4.0)	19.1	—	—

Projected benefit obligation at December 31	$140.5	$143.8	$414.3	$535.4	$57.5	$63.6

Fair value of plan assets at January 1	$134.0	$133.1	$363.7	$312.7	$—	$—
Actual return on plan assets	(27.5)	14.5	(31.3)	23.9	—	—
Employer contributions	2.3	—	28.3	30.1	4.3	4.3
Plan participant contributions	—	—	3.3	1.9	1.7	1.7
Benefits paid	(12.2)	(13.6)	(23.6)	(23.1)	(6.0)	(6.0)
Settlements	(0.8)	—	(5.7)	(4.5)	—	—
Foreign currency effect	—	—	(82.3)	7.9	—	—
Business acquisitions and divestitures	—	—	0.5	1.6	—	—
Other	—	—	1.5	13.2	—	—

Fair value of plan assets at December 31	$95.8	$134.0	$254.4	$363.7	$—	$—

Funded status of the plans	$(44.7)	$(9.8)	$(159.9)	$(171.7)	$(57.5)	$(63.6)

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

	Domestic Pension Plans		Foreign Pension Plans		Postretirement Benefit Plans
December 31,	2008	2007	2008	2007	2008	2007
Amounts recognized in consolidated balance sheet
Non-current asset	$1.5	$3.5	$5.3	$6.5	$—	$—
Current liability	—	—	(7.4)	(7.2)	(5.2)	(5.7)
Non-current liability	(46.2)	(13.3)	(157.8)	(171.0)	(52.3)	(57.9)

Net liability recognized	$(44.7)	$(9.8)	$(159.9)	$(171.7)	$(57.5)	$(63.6)

Accumulated benefit obligation	$140.5	$143.8	$389.4	$493.0

Amounts recognized in accumulated other comprehensive loss
Net actuarial loss	$74.3	$40.8	$53.4	$44.1	$8.1	$13.8
Prior service cost (credit)	0.2	0.2	2.6	3.7	(0.7)	(0.8)
Transition obligation	—	—	0.1	0.9	0.6	0.8

Total amount recognized	$74.5	$41.0	$56.1	$48.7	$8.0	$13.8

Plans with underfunded or unfunded accumulated benefit obligation
Aggregate projected benefit obligation	$130.4	$129.9	$401.5	$520.1
Aggregate accumulated benefit obligation	130.4	129.9	379.5	480.4
Aggregate fair value of plan assets	84.2	116.6	236.8	342.1

Assumptions

	Domestic Pension Plans			Foreign Pension Plans			Postretirement Benefit Plans
Years ended December 31,	2008	2007	2006	2008	2007	2006	2008	2007	2006
Net periodic cost
Discount rate	5.89%	5.68%	5.41%	5.31%	4.64%	4.38%	6.00%	5.75%	5.50%
Rate of compensation increase	N/A	N/A	N/A	3.79%	3.50%	3.29%	N/A	N/A	N/A
Expected return on plan assets	8.15%	8.16%	8.17%	6.95%	6.83%	6.52%	N/A	N/A	N/A
Benefit obligation
Discount rate	6.01%	5.89%		5.38%	5.33%		6.00%	6.00%
Rate of compensation increase				3.38%	3.81%
Healthcare cost trend rate assumed for next year
Initial rate (weighted-average)							8.50%	9.00%
Year ultimate rate is reached							2015	2015
Ultimate rate							5.50%	5.50%

Discount Rates – For the domestic pension and postretirement benefit plans, we determine our discount rate based on the estimated rate at which annuity contracts could be purchased to effectively settle the respective benefit obligations. To assist in this we utilize a yield curve based on Moody’s Aa-rated corporate non-callable bonds. Each plan’s projected cash flow is matched to this yield curve and a present value is developed, which is then used to develop a single equivalent discount rate. The average duration of our domestic pension obligations was 10 years as of December 31, 2008. The average duration of our postretirement healthcare obligation was 8 years as of December 31, 2008. For the foreign pension plans, we determine a discount rate by referencing market yields on high quality corporate bonds in the local markets with the appropriate term as of December 31, 2008.

Expected Return on Assets – For the domestic pension plans, our expected rate of return considers the historical trends of asset class index returns over various market cycles and economic conditions, current market conditions, risk premiums associated with asset classes and long-term inflation rates. We determine both a short-term and long-term view and then attempt to select a long-term rate of return assumption that matches the duration of our liabilities. For the foreign pension plans, primarily the U.K. Pension Plan, we determine the expected rate of return by utilizing a weighted average approach based on the current long-term expected rates of return for each asset category. The long-term expected rate of return for the equity category is based on the current long-term rates of return available on government bonds and applying suitable risk premiums that consider historical market returns and current market expectations.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Asset Allocation

The primary investment goal for our plans’ assets is to maximize total asset returns while ensuring the plans’ assets are available to fund the plans’ liabilities as they become due. The plans’ assets in aggregate and at the individual portfolio level are invested so that total portfolio risk exposure and risk-adjusted returns best achieve this objective. The aggregate amount of our own stock held as investment for our domestic and foreign pension funds is considered negligible relative to the total fund assets. As of December 31, 2008 target asset allocations for 2009 as well as actual asset allocations as of December 31, 2008 and 2007 are as follows:

			Plan Assets at December 31,
	2009 Target Allocation		Domestic		Foreign
Asset category	Domestic	Foreign	2008	2007	2008	2007
Equity securities	40%	23%	33%	49%	19%	65%
Fixed income securities	35%	42%	41%	26%	23%	23%
Real estate	10%	4%	10%	8%	0%	3%
Other	15%	31%	16%	17%	58%	9%

Total	100%	100%	100%	100%	100%	100%

Cash Flows

For 2009, we expect to contribute $10.0 and $19.3 to our domestic pension plans and foreign pension plans, respectively. During 2008 we contributed $2.3 and $28.3 to our domestic pension plans and foreign pension plans, respectively. The following estimated future benefit payments, which reflect future service, as appropriate, are expected to be paid in the years indicated:

Years	Domestic Pension Plans	Foreign Pension Plans	Postretirement Benefit Plans
2009	$12.2	$19.8	$5.8
2010	15.9	21.0	5.9
2011	11.6	18.4	5.8
2012	11.5	21.9	5.8
2013	11.2	22.0	5.7
2014 - 2018	51.2	133.7	26.5

The estimated future payments for our postretirement benefit plans are before any estimated federal subsidies expected to be received under the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Federal subsidies are estimated to range from $0.6 in 2009 to $0.8 in 2013 and are estimated to be $4.4 for the period 2014-2018.

Savings Plans

We sponsor a defined contribution plan (“Savings Plan”) that covers substantially all domestic employees. The Savings Plan permits participants to make contributions on a pre-tax and/or after-tax basis. The Savings Plan allows participants to choose among various investment alternatives. We match a portion of participant contributions based upon their years of service. We contributed $33.4, $32.5 and $31.2 to the Savings Plan in 2008, 2007 and 2006, respectively. During 2008, we used approximately $7.8 of participant forfeitures to offset our Savings Plan contributions. We contributed $4.1 to the Savings Plan during 2008 for the performance-based discretionary match for 2007 and during 2009, we expect to contribute $4.0 for 2008. In addition, we maintain defined contribution plans in various foreign countries and contributed $20.9, $26.7 and $11.8 to these plans in 2008, 2007 and 2006, respectively.

Deferred Compensation and Benefit Arrangements

We have deferred compensation arrangements which (i) permit certain of our key officers and employees to defer a portion of their salary or incentive compensation, or (ii) require us to contribute an amount to the participant’s account. The arrangements typically provide that the participant will receive the amounts deferred plus interest upon attaining certain conditions, such as completing a certain number of years of service or upon retirement or termination. As of December 31, 2008 and 2007, the deferred compensation liability balance was $107.6 and $137.6, respectively. Amounts expensed for deferred compensation arrangements in 2008, 2007 and 2006 were $5.7, $11.9 and $10.3, respectively.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

We have deferred benefit arrangements with certain key officers and employees which provide participants with an annual payment, payable when the participant attains a certain age and after the participant’s employment has terminated. The deferred benefit liability was $182.1 and $164.5 as of December 31, 2008 and 2007, respectively. Amounts expensed for deferred benefit arrangements in 2008, 2007 and 2006 were $14.9, $15.5 and $13.7, respectively.

We have purchased life insurance policies on participants’ lives to assist in the funding of the related deferred compensation and deferred benefit liabilities. As of December 31, 2008 and 2007, the cash surrender value of these policies was $100.2 and $109.7, respectively. In addition to the life insurance policies, certain investments are held for the purpose of paying the deferred compensation and deferred benefit liabilities. These investments, along with the life insurance policies, are held in a separate revocable trust for the purpose of paying the deferred compensation and the deferred benefit arrangement liabilities. As of December 31, 2008 and 2007, the value of such investments in the trust was $55.8 and $93.5, respectively. The short-term investments are included in cash and cash equivalents, and the long-term investments and cash surrender value of the policies are included in other assets.

Long-Term Disability Plan

We have a long-term disability plan which provides income replacement benefits to eligible participants who are unable to perform their job duties during the first 24 months of disability. Benefits are continued thereafter if the participant is unable to perform any job related to his or her education, training or experience. As all income replacement benefits are fully insured, no related obligation is required as of December 31, 2008 and 2007. In addition to income replacement benefits, plan participants may remain covered for certain health and life insurance benefits up to age 65 and as such, we have recorded an obligation of $6.6 and $7.1 as of December 31, 2008 and 2007, respectively.

Note 14:  Segment Information

As of December 31, 2008, we have two reportable segments: IAN, which is comprised of Draftfcb, Lowe, McCann Worldgroup, Mediabrands and our domestic integrated agencies, and CMG, which is comprised of the bulk of our specialist marketing service offerings. We also report for the “Corporate and other” group. Changes to our organizational structure in the future may result in changes to the reportable segment disclosure.

Within IAN, our agencies provide a comprehensive array of global communications and marketing services, each offering a distinctive range of solutions for our clients. In addition, our domestic integrated agencies, including Campbell-Ewald, Hill Holliday, Deutsch and Mullen, provide a full range of advertising, marketing communications services and/or marketing services and partner with our global operating divisions as needed. IAN’s operating divisions share similar economic characteristics and are similar in other areas, specifically related to the nature of their services, the manner in which the services are provided and the similarity of their respective customers.

CMG, which includes Weber Shandwick, MWW Group, FutureBrand, DeVries, GolinHarris, Jack Morton, and Octagon Worldwide, provides clients with diversified services, including public relations, meeting and event production, sports and entertainment marketing, corporate and brand identity and strategic marketing consulting. CMG shares some similarities with service lines offered by IAN; CMG’s businesses, however, on an aggregate basis, have a higher proportion of arrangements for which they act as principal, a different distribution model than IAN and different margin structure.

The profitability measure employed by our chief operating decision maker for allocating resources to operating divisions and assessing operating division performance is operating income (loss), excluding the impact of restructuring and other reorganization-related charges (reversals) and long-lived asset impairment charges. With the exception of excluding these amounts from reportable segment operating income (loss), all segments follow the same accounting policies as those described in Note 1.

Certain Corporate and other charges are reported as a separate line item within total segment operating income and include corporate office expenses and shared service center expenses, as well as certain other centrally managed expenses that are not fully allocated to operating divisions. Salaries and related expenses include salaries, long-term incentives, bonus, and other miscellaneous benefits for corporate office employees. In addition, salaries and related expenses include long-term incentive award accruals for a one-time performance-based equity award granted in 2006 to a limited number of senior executives across the Company. Office and general expenses primarily include professional fees related to internal control compliance, financial statement audits, legal, information technology and other consulting services, which are engaged and managed through the corporate office. In addition, office and general expenses also includes rental expense and depreciation of leasehold improvements for properties occupied by corporate office employees. A portion of these expenses are allocated to operating divisions based on a formula that uses the revenues

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

of each of the operating units. Amounts allocated also include specific charges for information technology-related projects, which are allocated based on utilization.

Summarized financial information concerning our reportable segments is shown in the following table:

	Years ended December 31,
	2008	2007	2006
Revenue:
IAN	$5,870.7	$5,505.7	$5,230.6
CMG	1,092.0	1,048.5	960.2

Total	$6,962.7	$6,554.2	$6,190.8

Segment operating income (loss):
IAN	$690.8	$528.2	$391.4
CMG	86.6	57.9	51.6
Corporate and other	(170.6)	(215.9)	(275.3)

Total	606.8	370.2	167.7

Restructuring and other reorganization-related charges	(17.1)	(25.9)	(34.5)
Long-lived asset impairment and other charges	—	—	(27.2)
Interest expense	(211.9)	(236.7)	(218.7)
Interest income	90.6	119.6	113.3
Other income (expense)	3.1	8.5	(5.6)

Income (loss) from continuing operations before income taxes	$471.5	$235.7	$(5.0)

Depreciation and amortization of fixed assets and intangible assets:
IAN	$132.9	$127.4	$126.1
CMG	15.7	22.9	19.2
Corporate and other	24.7	26.9	28.3

Total	$173.3	$177.2	$173.6

Capital expenditures:
IAN	$112.5	$119.9	$92.8
CMG	13.5	12.4	11.4
Corporate and other	12.4	15.3	23.6

Total	$138.4	$147.6	$127.8

	December 31,
	2008	2007
Total assets:
IAN	$9,712.2	$10,195.2
CMG	929.1	961.2
Corporate and other	1,483.9	1,301.7

Total	$12,125.2	$12,458.1

Revenue and long-lived assets are presented below by major geographic area:

	Revenue			Long-Lived Assets
	Years ended December 31,			December 31,
	2008	2007	2006	2008	2007
U.S.	$3,786.3	$3,651.3	$3,443.4	$2,950.0	$2,797.3

International:
United Kingdom	612.9	603.6	574.5	$189.1	$298.4
Continental Europe	1,150.4	1,070.2	1,034.1	534.4	606.0
Asia Pacific	657.3	581.3	512.0	161.8	203.6
Latin America	353.4	314.1	303.4	104.8	130.6
Other	402.4	333.7	323.4	280.8	256.6

Total international	3,176.4	2,902.9	2,747.4	1,270.9	1,495.2

Total consolidated	$6,962.7	$6,554.2	$6,190.8	$4,220.9	$4,292.5

Revenue is attributed to geographic areas based on where the services are performed. Furniture, equipment and leasehold improvements are allocated based upon physical location. Intangible assets, other assets and investments are allocated based on the location of the related operations.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Note 15:  Fair Value Measurements

Effective January 1, 2008, we adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and expands required disclosures about fair value measurements. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. The impact of adopting SFAS 157 as of January 1, 2008 was not material to our Consolidated Financial Statements. FASB Staff Position (FSP) FAS 157-2, Effective Date of FASB Statement No. 157, deferred the effective date of SFAS 157 for the Company in relation to all nonfinancial assets and nonfinancial liabilities to January 1, 2009. We do not expect the adoption of this FSP to have a material impact to our Consolidated Financial Statements.

SFAS 157 establishes a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. We primarily apply the market approach for recurring fair value measurements. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table presents information about our assets and liabilities measured at fair value on a recurring basis as of December 31, 2008 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value.

	Level 1	Level 3
Assets
Cash equivalents	$1,013.7	$—
Short-term marketable securities	167.7	—
Long-term investments	15.0	6.7
Foreign currency derivatives	—	0.8

Liabilities
Minority interest put obligation[1]	$—	$21.6

1	Relates to an obligation to repurchase 49% of the minority-owned equity shares of a consolidated subsidiary, valued pursuant to SFAS No. 150, Accounting for Certain Financial Instruments with Characteristic of Both Liabilities and Equity. Fair value measurement of the obligation was based upon the amount payable as if the forward contract was settled as of December 31, 2008.

The fair value of our long-term debt instruments is based on market prices for debt instruments with similar terms and maturities. See Note 8 for specific fair values of our long-term debt instruments.

We hold $12.5 in par value of asset backed auction rate securities. Since August 2007, auctions have failed due to insufficient bids from buyers, which required us to adjust the securities to a book value of $6.7 during the fourth quarter of 2007. We intend to hold our auction rate securities until we can recover the full principal and have classified the auction rate securities as long-term investments within other assets in our Consolidated Balance Sheet as of December 31, 2008.

In October 2008, the FASB issued FSP FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which addresses the application of SFAS 157 for illiquid financial instruments. The FSP clarifies that approaches to determining fair value other than the market approach may be appropriate when the market for a financial asset is not active. We believe that an income approach valuation technique to value our auction rate securities is more representative of fair value than a market approach valuation technique. Specifically, we used the discount rate adjustment technique derived from observed rates of return for comparable assets that are traded in the market. Based on our analysis, we have determined that the fair value of the auction rate securities adequately supports its book value.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Gross unrealized and realized gains and losses for our long-term investments are as follows:

	Years ended December 31,
	2008	2007	2006
Reported in other comprehensive income (loss)
Unrealized gains	0.3	2.0	7.2
Unrealized losses	7.4	6.0	13.5
Reported in other income (expense)
Realized gains	0.4	4.8	19.2
Realized losses	3.4	5.8	—

The following table presents additional information about assets and liabilities measured at fair value on a recurring basis and for which we utilize Level 3 inputs to determine fair value.

	Balance as of January 1, 2008	Net realized losses included in net income	Balance as of December 31, 2008
Assets
Auction rate securities	$6.7	$—	$6.7
Foreign currency derivatives	3.1	(2.3)	0.8

Liabilities
Minority interest put obligation	$18.8	$(2.8)	$21.6

Net realized losses included in net income for foreign currency derivatives and a minority interest put obligation are reported as a component of other expense and interest expense, respectively.

Note 16:  Commitments and Contingencies

Leases

We lease office premises and equipment. Where leases contain escalation clauses or concessions, such as rent holidays and landlord/tenant incentives or allowances, the impact of such adjustments is recognized on a straight-line basis over the minimum lease period. Certain leases provide for renewal options and require the payment of real estate taxes or other occupancy costs, which are also subject to escalation clauses. Rent expense was as follows:

	Years ended December 31,
	2008	2007	2006
Gross rent expense	$389.4	$389.9	$389.9
Third-party sublease rental income	(24.9)	(23.5)	(20.7)

Net rent expense	$364.5	$366.4	$369.2

Future minimum lease commitments for office premises and equipment under non-cancelable leases, along with minimum sublease rental income to be received under non-cancelable subleases, are as follows:

Period	Rent Obligations	Sublease Rental Income	Net Rent
2009	$350.2	$(44.5)	$305.7
2010	317.4	(39.8)	277.6
2011	283.1	(35.5)	247.6
2012	237.5	(28.1)	209.4
2013	208.8	(25.1)	183.7
2014 and thereafter	832.0	(17.9)	814.1

Total	$2,229.0	$(190.9)	$2,038.1

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Guarantees

We have certain contingent obligations under guarantees of certain of our subsidiaries (“parent company guarantees”) relating principally to credit facilities, guarantees of certain media payables and operating leases. The amount of such parent company guarantees was $255.7 and $327.1 as of December 31, 2008 and 2007, respectively. In the event of non-payment by the applicable subsidiary of the obligations covered by a guarantee, we would be obligated to pay the amounts covered by that guarantee. As of December 31, 2008, there are no material assets pledged as security for such parent company guarantees.

Contingent Acquisition Obligations

We have structured certain acquisitions with additional contingent purchase price obligations in order to reduce the potential risk associated with negative future performance of the acquired entity. The amounts relating to these transactions are based on estimates of the future financial performance of the acquired entity, the timing of the exercise of these rights, changes in foreign currency exchange rates and other factors. We have not recorded a liability for these items since the definitive amounts payable are not determinable or distributable. When the contingent acquisition obligations have been met and consideration is determinable and distributable, we record the fair value of this consideration as an additional cost of the acquired entity. However, certain acquisitions contain deferred payments that are fixed and determinable on the acquisition date. In such cases, we record a liability for the payment and record this consideration as an additional cost of the acquired entity on the acquisition date.

In addition, we have entered into agreements that include provisions under which the noncontrolling equity owners can require us to purchase additional interest in a subsidiary at their discretion. Payments for these redeemable noncontrolling interests are contingent upon achieving projected operating performance targets and satisfying other conditions specified in the related agreements and are subject to revisions as the earn-out periods progress. In March 2008, the EITF revised EITF D-98, which is effective for the Company as of January 1, 2009. This guidance clarifies the interaction between EITF D-98 and SFAS 160, because noncontrolling interests, which SFAS 160 classifies as equity, are also in the scope of EITF D-98. As a result of EITF D-98, we are required to reduce additional paid-in capital in our stockholders’ equity by the estimated redemption value of these redeemable noncontrolling interests and reflect these obligations as “mezzanine equity” in the Consolidated Balance Sheets. Retrospective application of this guidance has no impact on our previously reported net income available to IPG common stockholders or earnings per share.

If deferred payments and purchases of additional interests after the effective date of purchase are contingent upon the future employment of the former owners then we recognize these payments as compensation expense. Compensation expense is determined based on the terms and conditions of the respective acquisition agreements and employment terms of the former owners of the acquired businesses. This future expense will not be allocated to the assets and liabilities acquired and is amortized over the required employment terms of the former owners.

The following table details the estimated liability with respect to our contingent acquisition obligations and the estimated amount that would be paid in the event of exercise at the earliest exercise date. We have certain put options that are exercisable at the discretion of the minority owners as of December 31, 2008. As such, these estimated acquisition payments of $5.5 have been included within the total payments expected to be made in 2009 in the table below and, if not made in 2009, will continue to carry forward into 2010 or beyond until they are exercised or expire. All payments are contingent upon achieving projected operating performance targets and satisfying other conditions specified in the related agreements and are subject to revisions as the earn-out periods progress. As of December 31, 2008, our estimated future contingent acquisition obligations payable in cash are as follows:

	2009	2010	2011	2012	2013	Thereafter	Total
Deferred acquisition payments	$67.5	$32.1	$30.1	$4.5	$5.7	$—	$139.9
Put and call options with affiliates[1]	11.8	34.3	73.6	70.8	70.2	2.2	262.9

Total contingent acquisition payments	79.3	66.4	103.7	75.3	75.9	2.2	402.8
Less cash compensation expense included above	2.6	1.3	0.7	0.7	0.3	—	5.6

Total	$76.7	$65.1	$103.0	$74.6	$75.6	$2.2	$397.2

1	We have entered into certain acquisitions that contain both put and call options with similar terms and conditions. In such instances, we have included the related estimated contingent acquisition obligation in the period when the earliest related option is exercisable. Redeemable noncontrolling interests are included at current exercise price payable in cash, not at applicable redemption value in accordance with EITF D-98.

Legal Matters

In May 2008, we reached a settlement with the SEC concluding the investigation that began in 2002 into our financial reporting practices. The SEC filed a complaint on May 1, 2008 in the United States District Court for the Southern District of New York

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

charging Interpublic and our subsidiary McCann-Erickson Worldwide Inc., or McCann, with violations of the federal securities laws. The charges under the antifraud provisions of the federal securities laws relate to intercompany accounting practices at McCann that were addressed in our restatement of results from 1997 to 2002 first announced in August 2002 and that were also the subject of a class action under the federal securities laws that we settled in 2004. The charges of violations of the disclosure, internal controls and books and records provisions of the federal securities laws also relate to the restatement we presented in our Annual Report on Form 10-K for the year ended December 31, 2004 and the restatement of the first three quarters of 2005 that we made in our 2005 Annual Report on Form 10-K, as well as the restatement we first announced in August 2002. Without admitting or denying the allegations, Interpublic and McCann agreed to an injunction against violating the applicable provisions of the federal securities laws, and McCann agreed to pay a $12.0 civil penalty and disgorgement of one dollar.

Other Legal Matters – We are or have been involved in other legal and administrative proceedings of various types. While any litigation contains an element of uncertainty, we do not believe that the outcome of such proceedings or claims will have a material adverse effect on our financial condition.

Note 17:  Recent Accounting Standards

In December 2008, the FASB issued FSP FAS 132R-1, Employers’ Disclosures about Postretirement Benefit Plan Assets, which is effective for the Company January 1, 2010. The FSP provides guidance on an employers’ disclosures about plan assets of a defined benefit pension or other postretirement plan regarding investment policies and strategies, major categories of plan assets, inputs and valuation techniques used to measure the fair value of plan assets and significant concentrations of risk within plan assets. We are currently evaluating the disclosure requirements of this FSP.

In November 2008, the EITF issued Issue No. 08-6, Equity Method Investment Accounting Considerations (“EITF 08-6”), which is effective for the Company January 1, 2009. EITF 08-6 addresses the impact that SFAS 141R and SFAS 160 might have on the accounting for equity method investments, including how the initial carrying value of an equity method investment should be determined, how an impairment assessment of an underlying indefinite-lived intangible asset of an equity method investment should be performed and how to account for a change in an investment from the equity method to the cost method. We are currently evaluating the potential impact of EITF 08-6 on our Consolidated Financial Statements.

In May 2008, the FASB issued FSP APB 14-1, Accounting for Convertible Debt That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement), which is effective for the Company January 1, 2009. The FSP includes guidance that convertible debt instruments that may be settled in cash upon conversion should be separated between the liability and equity components, with each component being accounted for in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest costs are recognized in subsequent periods. However, because our existing convertible debt instruments are settled only in stock upon conversion, this guidance will not apply, and as a result will not have an impact on our Consolidated Financial Statements.

In December 2007, the FASB issued SFAS No. 141 (revised), Business Combinations (“SFAS 141R”), which replaces SFAS No. 141, Business Combinations. Under the standard, an acquiring entity is required to record assets acquired and liabilities assumed in a business combination at fair value on the date of acquisition. Earn-out payments and other forms of contingent consideration are also required to be recorded at fair value on the acquisition date. The standard also requires fair value measurements to be used when recording non-controlling interests and contingent liabilities. In addition, the standard requires all costs associated with the business combination, including restructuring costs, to be expensed as incurred. For the Company, SFAS 141R is effective prospectively for business combinations having an acquisition date on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired contingencies. SFAS 141R amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to January 1, 2009 would also apply the provisions of SFAS 141R. Upon adoption, SFAS 141R will not have a significant impact on our Consolidated Financial Statements, however, any business combination entered into after the adoption may impact our Consolidated Financial Statements when compared to business combinations accounted for under SFAS 141 and result in potential earnings volatility due to the changes described above.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”), which amends ARB No. 51, Consolidated Financial Statements. This standard requires a noncontrolling interest in a subsidiary to be reported as equity on the consolidated financial statements separate from the parent’s equity. The standard also requires transactions that do not impact a parent’s controlling ownership and do not result in the deconsolidation of the subsidiary to be recorded as equity transactions, while those transactions that do result in a change in ownership and a deconsolidation of the subsidiary to be recorded in net income (loss) with the gain or loss measured at fair value. For the Company, SFAS 160 is effective January 1, 2009 and all periods presented in these consolidated financial statements and notes herein have been reclassified in accordance with this guidance.

Notes to Consolidated Financial Statements – (continued)

(Amounts in Millions, Except Per Share Amounts)

Note 18:  Out-of-Period Adjustments

During 2006, we recorded adjustments to certain vendor discounts and credits, contractual liabilities, foreign exchange, tax and other miscellaneous items which related to prior periods. For the year ended December 31, 2006, these adjustments resulted in a net favorable impact to revenue of $6.1, a net favorable impact to salaries and related expenses of $5.6, a net unfavorable impact to office and general expenses of $6.5 and a net favorable impact to net loss of $4.5. The operating income impact of these adjustments primarily affected our IAN segment. Because these changes are not material to our financial statements for the periods prior to 2006, for the quarters of 2006 or for 2006 as a whole, we recorded these out-of-period amounts in their respective quarters of 2006.

Note 19:  Results by Quarter (Unaudited)

	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2008	2007	2008	2007	2008	2007	2008	2007
Revenue	$1,485.2	$1,359.1	$1,835.7	$1,652.7	$1,740.0	$1,559.9	$1,901.8	$1,982.5
Salaries and related expenses	1,064.8	988.8	1,103.2	1,009.7	1,093.5	1,034.7	1,081.1	1,106.0
Office and general expenses	475.0	495.1	527.8	502.6	526.3	468.9	484.2	578.2
Restructuring and other reorganization-related charges (reversals)	3.2	(0.6)	4.1	(5.2)	3.9	5.2	5.9	26.5
Operating (loss) income	(57.8)	(124.2)	200.6	145.6	116.3	51.1	330.6	271.8
Other (expense) income	(1.4)	(1.5)	6.3	8.0	(1.0)	(4.8)	(0.8)	6.8
Total (expenses) and other income	(30.4)	(28.0)	(23.7)	(20.8)	(30.9)	(34.7)	(33.2)	(25.1)
(Benefit of) provision for income taxes	(23.7)	(25.7)	79.1	(11.4)	35.5	35.8	65.7	60.2
Net (loss) income[1]	(63.4)	(126.3)	98.3	139.4	50.4	(18.2)	232.7	189.4
Net (loss) income available to IPG common stockholders[1]	$(69.7)	$(132.8)	$88.1	$121.5	$38.7	$(28.8)	$209.8	$162.7
(Loss) earnings per share available to IPG common stockholders[1]
Basic	$(0.15)	$(0.29)	$0.19	$0.27	$0.08	$(0.06)	$0.45	$0.35
Diluted	$(0.15)	$(0.29)	$0.17	$0.24	$0.08	$(0.06)	$0.39	$0.31

1	We have modified the format of the Consolidated Statements of Operations to conform to the disclosure requirements of SFAS 160.